UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No.   )

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

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A Public REIT Since 1968

Monmouth Real Estate Investment Corporation

Juniper Business Plaza, 3499 Route 9 North, Suite 3-D

Freehold, New Jersey 07728

Notice of 2018 Annual Meeting of Shareholders

May 17, 2018

4:00 p.m. Eastern Time

Notice is hereby given that the 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (referred to as “we”, “our”, “us”, “Monmouth” or the “Company”) will be held on Thursday, May 17, 2018, at 4:00 p.m., Eastern Time, at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey, to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:

Items of Business

1.	The election of four Class III directors, each to hold office until our annual meeting of shareholders in 2021 and until his or her successor is duly elected and qualifies;

2.	The ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018;

3.	An advisory resolution to approve the compensation of our executive officers for the fiscal year ended September 30, 2017; and

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date

Monmouth’s Board of Directors has fixed the close of business on March 14, 2018, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2018 Annual Meeting and any adjournments or postponements thereof.

EVEN IF YOU PLAN TO BE PRESENT IN PERSON, YOU SHOULD AUTHORIZE A PROXY TO VOTE YOUR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGES 12-13 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

Michael D. Prashad
In-House Counsel and Secretary

March 30, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

A Public REIT Since 1968

Monmouth Real Estate Investment Corporation

Juniper Business Plaza, 3499 Route 9 North, Suite 3-D

Freehold, New Jersey 07728

PROXY STATEMENT

2018 Annual Meeting of Shareholders

May 17, 2018, 4:00 p.m. Eastern Time

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation, a Maryland corporation, of proxies to be voted at our 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 17, 2018, at 4:00 p.m., Eastern Time, at our offices at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, to consider and vote on the matters listed in the preceding Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 30, 2018, to shareholders of record as of the close of business on March 14, 2018. Unless the context requires otherwise, references in this Proxy Statement to “Monmouth”, “we”, “our”, “us” and the “Company” refer to Monmouth Real Estate Investment Corporation and its consolidated subsidiaries.

A copy of our annual report, including financial statements, was mailed to all shareholders of record on or about January 31, 2018, and is available on our website at www.mreic.reit.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 17, 2018

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and our 2017 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or Notice of Internet Availability in hand when you access the website and follow the instructions. You will need your 12-digit Control Number, which is located on your Proxy Card or Notice of Internet Availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

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Proxy Statement Summary

This summary highlights the proposals to be voted upon, as well as financial performance, executive compensation, and corporate governance information described in more detail elsewhere in this Proxy Statement.

Annual Meeting Proposals

Proposal	Recommendation of the Board

1. Election of Directors	FOR each of the nominees

2. Ratification of Independent Registered Public Accounting Firm	FOR

3. Say-on-Pay: Advisory Vote to Approve 2017 Executive Compensation	FOR

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Financial Performance Highlights

Fiscal year ended September 30, 2017 was another excellent year for Monmouth. Our industrial property portfolio performed exceptionally well, achieving a 99.3% occupancy rate and a 92% tenant retention rate. We believe that this past year represented one of the most productive years ever in our long history as a public REIT. We highlight some of our many accomplishments achieved during fiscal 2017:

●	Dividend Increase: As a result of our strong performance throughout fiscal 2017, on October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marks our second dividend increase in three years, totaling 13% in dividend increases. We have maintained or increased our cash dividend for 26 consecutive years.

●	Tenant Occupancy: Maintained a sector leading occupancy rate of 99.3% at fiscal yearend, representing our second consecutive year with above 99% occupancy.

●	Tenant Retention: Renewed 11 of the 13 leases totaling 1.4 million square feet that were scheduled to expire, resulting in a 92% tenant retention.

●	Tenant Lease Term: Extended our weighted average lease maturity from 7.4 years to 7.9 years.

●	Growth in Stock Price: Achieved a stock price of $16.19 per share as of September 30, 2017, resulting in year over year growth of 13%.

●	Growth in Market Capitalization: Achieved $2.2 billion in total market capitalization, resulting in year over year growth of 22%.

●	Growth in Total Shareholder Return: Achieved a 19% total shareholder return for fiscal 2017, versus less than a 1% total return from the MSCI US REIT Index during the same period.

●	Growth in Net Income and Net Income per Diluted Share: Generated 12% year over year growth in Net Income Attributable to Common Shareholders and on a per diluted share basis, generated 3% year over year growth in Net Income Attributable to Common Shareholders.

●	Growth in Gross Revenue: Generated 20% year over year growth in Gross Revenue.

●	Growth in Net Operating Income (NOI)*: Generated 20% year over year growth in Net Operating Income.

●	Growth in AFFO* per Diluted Share: Generated 9% year over year growth in Adjusted Funds From Operation (AFFO) per diluted share.

*NOI and AFFO are non-GAAP performance measures. See Financial Information for a discussion of our non-GAAP performance measures.

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Strategic Growth Highlights

●	Property Acquisitions: Acquired 10, brand new, Class A industrial properties, totaling approximately 2.8 million square feet of high-quality industrial space for $286.5 million all subject to long term net leases, of which 77% is leased to investment grade tenants or subsidiaries of investment grade issuers.

●	Property Expansions: Completed two property expansions, totaling $5.6 million, adding additional rental space of 51,000 square feet, generating over $550,000 in additional rental revenue and extending the lease terms for 10 years from the date of each completed expansion.

●	Growth in Gross Leasable Area: Achieved 17% year over year growth in gross leasable area, with 18.8 million total rentable square feet as of fiscal yearend.

●	Commitments to Acquire Property: Entered into agreements to acquire four, brand new, Class A industrial properties under construction as of fiscal yearend and scheduled to close in fiscal 2018, totaling approximately 1.7 million square feet, including three properties we acquired subsequent to fiscal yearend.

●	Redemption of Higher Coupon Preferred Stock: Redeemed our 7.625% Series A Cumulative Redeemable Preferred Stock with a liquidation value of $53.5 million and redeemed our 7.875% Series B Cumulative Redeemable Preferred Stock with a liquidation value of $57.5 million.

●	Follow-On Preferred Stock Offering: Raised $73.5 million in gross proceeds through our 6.125% Series C Cumulative Redeemable Preferred Stock follow-on offering.

●	At-The-Market Transaction: Raised an additional $36.4 million in gross proceeds from the issuance of shares of our Series C Preferred Stock through our Preferred Stock ATM Program.

●	Capital Raising through DRIP: Raised approximately $91.9 million through our Dividend Reinvestment and Stock Purchase Plan (DRIP).

●	Debt Maturity: Extended our weighted average debt maturity from 9.6 years to 10.2 years.

●	Cost of Debt: Reduced our weighted average interest rate on our fixed rate debt from 4.5% to 4.2%.

●	Controlled General and Administrative Expense: Managed G&A costs to a very efficient level. G&A, as a percentage of gross revenue, decreased to 6% for fiscal year 2017 from 8% for fiscal year 2016. G&A, as a percentage of undepreciated assets, decreased to 48 basis points from 58 basis points for the fiscal years 2017 and 2016, respectively.

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Say-on-Pay: Executive Compensation Highlights

At the Annual Meeting, our shareholders will have the opportunity to consider and vote on an advisory say-on-pay proposal, to approve, on an advisory basis the compensation of our executive officers for the fiscal year ended September 30, 2017, as described more fully in this Proxy Statement. Our executive compensation program is designed to be simple, effective, and link pay to performance, while reflecting the size, scope, and success of Monmouth’s business, as well as the responsibilities of our executive officers. While there are many factors that are considered in evaluating executive compensation, ultimately, we believe that our shareholders strongly value economic performance.

Pay for Performance: Total Shareholder Return

Since the time that Monmouth was founded in 1968, we have delivered consistent and reliable returns for our shareholders. Over the last 10 years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of over three times. Our total shareholder return (“TSR”) over the last 10 fiscal years was 273.4%. TSR includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of TSR. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. As the result of our strong performance throughout fiscal 2017, on October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marks our second dividend increase in three years, totaling 13% in dividend increases. We are proud to report that we have maintained or increased our dividend for 26 consecutive years. We are one of the few REITs that maintained our dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

Comparable REITs; Independent Compensation Consultant

In August 2017, our Compensation Committee engaged FPL Associates (FPL), a nationally recognized compensation consulting firm specializing in the REIT industry, to provide additional market-based compensation data and to advise on industry trends and best practices. In order to help our shareholders fairly evaluate our executive compensation in light of our relative economic performance, FPL prepared for the Committee a peer group of REITs with similar total capitalization, ranging between $1.4 billion and $4.0 billion (approximately 0.7x-2.0x Monmouth’s total capitalization), and/or REITs that operate within the industrial REIT sector and with whom we compete for executive employees.

The peer group of comparable REITs (Comparable REITS) identified by FPL are as follows:

Agree Realty Corporation

EastGroup Properties*

Getty Realty Corporation

Hersha Hospitality Trust

LTC Properties, Inc.

Rexford Industrial Realty, Inc.*

STAG Industrial, Inc.*

Terreno Realty Corporation*

TIER REIT, Inc.

Urstadt Biddle Properties Inc.

*Denotes a peer that is in the Industrial sector

FPL compared our aggregate pay and performance to those of our peers over the prior three-year period. Based upon this analysis, FPL concluded that our aggregate pay ranks at the lowest end of the aggregate pay provided by our peers, and that our performance by Total Shareholder Return is at the highest end of performance of our peers.

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Information about the Comparable REITs is presented here solely to assist shareholders in evaluating our performance and compensation programs in connection with the Say-On-Pay vote. The Comparable REITs were not identified or used by our Compensation Committee in setting or evaluating the compensation of our Named Executive Officers for fiscal 2017. The Committee intends to use this data as one tool in considering compensation for our Named Executive Officers for compensation decisions beginning in fiscal 2018.

The following charts and tables* illustrate our strong outperformance over the 1, 3, 5 and 10-year periods as compared to the Comparable REITs and the MSCI US REIT Index. Total Return Performance is calculated based on our 2017 fiscal year ending September 30.

	Total Return Performance
	1 Year	3 Year	5 Year	10 Year
MNR	18.69%	87.27%	90.99%	273.35%
Comparable REITs	17.16%	59.85%	101.05%	168.31%
RMS	0.54%	31.90%	57.98%	75.57%

*Source: S&P Global Market Intelligence

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Getting More for Less

While we have outperformed our peers and delivered exceptional results for our shareholders, our Chief Executive Officer’s total compensation for 2017 was less than 50% of the average total compensation of chief executive officers of the Comparable REITs.

2017 Monmouth CEO Total Compensation vs. Average CEO Total Compensation of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs.

Total executive compensation of the Company also fell within the lowest range (25th percentile) within the REIT industry based upon the 2017 Compensation Survey published by NAREIT.

We continue to efficiently manage our general and administrative expenses. General and administrative expenses, as a percentage of gross revenue, (which includes rental revenue, reimbursement revenue and dividend and interest income), remains low and decreased to 6% for fiscal year 2017 from 8% for fiscal year 2016. In addition, general and administrative expenses, as a percentage of undepreciated assets (which is our total assets excluding accumulated depreciation), is at a very efficient 48 basis points for fiscal year 2017, which decreased from 58 basis points for fiscal year 2016.

We value the feedback provided by our shareholders. At the Annual Meeting of Shareholders held on May 18, 2017, approximately 92% of votes cast (excluding broker non-votes) were cast in favor of our Say-On-Pay proposal, which we believe affirms our shareholders’ support of our approach to our executive compensation program.

We have discussions with many of our shareholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and we consider the views of shareholders regarding the design and effectiveness of our executive compensation program. Our Board recommends that our shareholders vote FOR the Say-on-Pay Proposal (Proposal No. 3).

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Corporate Governance Highlights

Publicly traded since 1968, Monmouth Real Estate Investment Corporation is one of the oldest publicly-traded equity REITs in the world. Our longevity is the direct result of being patient and conservative stewards of capital. Our Board’s decision-making process is guided by an appreciation for all that has been built in the past and a focus on continuing to create sustainable long-term value for Monmouth and its shareholders for many years to come.

Our Board believes that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices. Several practices in the chart below are the direct result of such feedback.

Some corporate governance highlights are as follows:

Board Independence

* Independent Board: A majority of our Board is independent within the meaning of SEC rules and the listing standards of the New York Stock Exchange.

* Independent Board Committees: Our Audit, Compensation and Nominating/Corporate Governance Committees are composed entirely of independent directors.

* Lead Independent Director: Our Board has identified a lead independent director.

* Executive Sessions of Independent Directors: Our independent directors meet in executive session at least annually.

* Financial Expert: Four out of five of our directors serving on our audit committee qualify as an “audit committee financial expert” under applicable SEC rules. (SEC rules require that at least one director qualify as an “audit committee financial expert”)

Accessible, Diverse and Engaged Management Team

* Open Communication: We encourage open communication and strong working relationships among all of our directors, our Chairman and our CEO.

* Access to management: Our directors have access to management and employees.

* Diversity in management team: Our key functions are nearly 50% diverse based on gender, race or ethnicity.

* Engagement with Community: Our Company supports our Named Executive Officers serving on non-profit boards and engaging in charitable activities in the greater community.

Robust Officer and Director Stock Ownership

* CEO Stock Ownership: Our Chief Executive Officer is required to own Common Shares having a value equal to at least six times his base salary and he is well within compliance of these requirements, currently owning in excess of 2 times the ownership requirement as of fiscal yearend.

* Named Executive Officer (NEO) Stock Ownership: Effective October 1, 2017, our Named Executive Officers are subject to Stock Ownership Guidelines of 2x their base salary.

* Director Stock Ownership: Effective September 12, 2017, our Independent Directors are subject to Stock Ownership Guidelines of 3x their annual cash fee.

* Substantial Insider Stock Ownership: The aggregate stock ownership of our directors and NEOs as of September 30, 2017 represents approximately 4.6% of our shares, which currently represents the third largest block of shareholders behind two institutional investors and helps align our management’s interests with our shareholders’ interests.

* NEO Stock Holding Guidelines: Effective October 1, 2017, our Named Executive Officers retain (for a minimum of 24 months) at least 50% of the shares received upon vesting of restricted stock or the exercise of stock options (net of any shares sold or forfeited for payment of exercise price, tax or withholding).

* Anti-Hedging Policy: We prohibit the purchase or sale of puts, calls, options or other derivative securities based on our securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts.

Accountability to Shareholders

* Clawback Policy: Effective October 1, 2017, performance-based compensation to a Named Executive Officer may be recouped if the NEO engaged in fraud or willful misconduct contributing to the need for a material restatement of financial results.

* No Poison Pill: We do not have a stockholder rights plan.

* Annual Say-on-Pay: Non-binding votes on executive compensation will take place on an annual basis.

* Annual Assessment of Compensation. We annually assess our compensation policies to determine whether such policies encourage excessive risk taking.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You are receiving these materials because you owned shares of our Company’s common stock (sometimes referred to herein as “Common Shares”) as a “registered” shareholder or you held Common Shares in “street name” at the close of business on March 14, 2018, the record date for the Annual Meeting, and that entitles you to vote at our Annual Meeting to be held at 4:00 p.m., local time, on Thursday, May 17, 2018, at our offices at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728, or any postponements or adjournments of such meeting, for the purposes set forth in the Notice of 2018 Annual Meeting of Shareholders. This Proxy Statement contains information related to the solicitation of proxies for use at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

We have also retained Okapi Partners LLC (“Okapi”), a proxy solicitation firm, to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers, and other similar organizations representing beneficial owners of Common Shares for the Annual Meeting. We have agreed to pay Okapi a fee of approximately $20,000, plus out-of-pocket expenses. You may contact Okapi at (877)-629-6355.

What is the difference between a “registered” shareholder and a shareholder holding shares in “street name?”

If your Common Shares are registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, you are a “registered” shareholder. If you own Common Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Common Shares, but considered to be holding the Common Shares in “street name.”

Who can attend the Annual Meeting?

All of our common shareholders of record as of the close of business on March 14, 2018, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your Common Shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 14, 2018, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

Who may vote?

You may vote if you owned Common Shares at the close of business on March 14, 2018, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each Common Share that you owned as of the record date. Cumulative voting is not permitted in the election of directors.

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What is a quorum for the Annual Meeting?

As of the close of business on March 14, 2018, we had 78,252,225 Common Shares outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What am I voting on?

At the Annual Meeting, you may consider and vote on:

1.	The election of four Class III directors, each to serve until the 2021 annual meeting of shareholders and until his or her respective successor is duly elected and qualifies;

2.	A proposal to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018;

3.	A proposal to approve the following resolution (the “Say-on-Pay” proposal):

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation, Discussion and Analysis, the compensation tables and narrative discussion in the Proxy Statement;

and

4.	Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

What are the Board’s recommendations?

The Board recommends a vote:

●	FOR the election of each nominee named in this Proxy Statement for election as a Class III director (Proposal No. 1);

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018 (Proposal No. 2);

●	FOR the approval of the Say-on-Pay proposal (Proposal No. 3).

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

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How many votes are needed to approve each of the proposals assuming that a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors: The election of a director nominee must be approved by a plurality of the votes cast in the election of directors.

Proposal 2: Approval of the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018 requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 3: Approval of the Say-on-Pay proposal requires the affirmative vote of a majority of the votes cast on the proposal.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors), or Proposal No. 3 (Say-on-Pay) without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the approval of any of the matters to be considered at the Annual Meeting.

How do I vote?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your Common Shares are held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your Common Shares.

If your Common Shares are held of record in your name, there are three ways for you to authorize a proxy:

●	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice of Internet Availability. Please have your Proxy Card or Notice of Internet Availability in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice of Internet Availability handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 16, 2018. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

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●	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

●	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed Proxy Card or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify and the persons named as your proxies will vote in their discretion on any other matters properly brought before the Annual Meeting. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for election as directors named in this Proxy Statement; FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm; FOR the approval of the Say-on-Pay proposal; and in their discretion on any additional matters properly brought before the Annual Meeting.

If your Common Shares are held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your Common Shares describing how to provide voting instructions.

Can I revoke my proxy?

Yes, if your Common Shares are held in your name, you can revoke your proxy by:

●	Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

●	Signing a proxy bearing a later date; or

●	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your Common Shares are held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your Common Shares regarding how to revoke your instructions.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Four Class III directors are up for election at the Annual Meeting, to serve until our annual meeting of shareholders in 2021 and until their successors are duly elected and qualify. The four nominees for election as Class III directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by our Board of Directors. As of the date of this Proxy Statement, our Board of Directors is not aware of any other individual who may properly be nominated for election as a Class III director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his term expires.

Our Board of Directors currently consists of twelve directors, four of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

[Information Regarding Director Nominees are on the Following Page]

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INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four Class III Director nominees during the last five years has been furnished to us by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Catherine B. Elflein	57	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to present) at Celgene Corporation, a biopharmaceutical company; Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting, finance and risk management is the primary reason, among others, why Ms. Elflein was selected to serve on our Board.	2007
Eugene W. Landy	84	Founder and Chairman of the Board (1968 to present), President and Chief Executive Officer (1968 to April 2013) and Executive Director. Attorney at Law. Chairman of the Board (1995 to present). For UMH Properties, Inc., a related company, Founder and Chairman of the Board, Director (1969 to present) and President (1969 to 1995). As our Founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, among others, why Mr. Landy was selected to serve on our Board.	1968

Michael P. Landy	56

President and Chief Executive Officer (April 2013 to present) and Executive Director. Chief Operating Officer (2011 to April 2013), Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Member of New York University’s REIT Center Board of Advisors (2013 to present).

For UMH Properties, Inc., a related company, Director (2011 to present) and Executive Vice President (2010 to 2012).

Mr. Landy’s role as our President and Chief Executive Officer and extensive experience in real estate finance, investment, capital markets and operations management are the primary reasons, among others, why Mr. Landy was selected to serve on our Board.

			2007
Samuel A. Landy	57	Non-Executive Non-Independent Director. Attorney at Law. For UMH Properties, Inc., a related company, President and Chief Executive Officer (1995 to present), Vice President (1991 to 1995) and Director (1992 to present). Mr. Landy’s extensive experience in real estate investment and REIT leadership is the primary reason, among others, why Mr. Landy was selected to serve on our Board.	1989

Vote Required:

At the Annual Meeting, our shareholders will be requested to elect four Class III Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

Board Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class I Directors with Terms Expiring in 2019

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Daniel D. Cronheim	63

Director. Attorney at Law (1979 to present). Certified Property Manager (2010 to present). President (2000 to present) of David Cronheim Mortgage Company, a privately-owned real estate investment bank. Executive Vice President (1997 to present) of Cronheim Management Services, Inc., a real estate management firm. Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company, a real estate brokerage firm. Executive Committee (2012 to present), Secretary-Treasurer (2013 to 2015), Vice-President (2015 to 2016) and President (2016 to present) of The Institute of Real Estate Management (IREM) Chapter One (New Jersey). Member and instructor (2014 to present) of the New Jersey State Bar Association Land Use Committee. Member (1986 to 1993) and Chairman (1994 to present) of Borough of Watchung Zoning Board. Mr. Cronheim’s extensive experience in real estate management and the mortgage industry is the primary reason, among others, why Mr. Cronheim was selected to serve on our Board.

			1989
Kevin S. Miller	48	Chief Financial Officer (July 2012 to present) and Chief Accounting Officer (May 2012 to present) and Executive Director. Certified Public Accountant. Assistant Controller and Assistant Vice-President (2005 to May 2012) of Forest City Ratner, a real estate developer, owner and operator and a wholly-owned subsidiary of a publicly-held company, Forest City Realty Trust, Inc. Mr. Miller’s extensive experience in accounting, finance and the real estate industry is the primary reason, among others, why Mr. Miller was selected to serve on our Board.	2017

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Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Gregory T. Otto	29

Independent Director. Maritime Professional (2011 to present) with experiences in commerce, maritime security, and intermodal logistics. Consultant for Paul F. Richardson & Associates (2014 to present), focused on maritime business services. Merchant Marine Deck Officer and Port Operations Coordinator for Maersk Line (2011 to 2014). Lieutenant in the U.S. Naval Reserves (2011 to present), specializing in maritime intelligence with select Active Duty experiences (2017 and 2014). Member of various professional organizations in the international trade, supply chain, and maritime security sectors (2011 to present). Mr. Otto’s experience in logistics, transportation, trade and global markets is the primary reason, among others, why Mr. Otto was selected to serve on our Board.

			2017
Scott L. Robinson	47	Independent Director. Managing Director, Oberon Securities (2013 to Present); Clinical Professor of Finance and Director of The REIT Center at New York University (2008 to Present); Managing Partner, Cadence Capital Group (2009 to 2013); Vice President, Citigroup (2006 to 2008); Senior REIT and CMBS analyst (1998 to 2006), Standard & Poor’s. Mr. Robinson’s extensive experience in real estate finance and investment is the primary reason, among others, why Mr. Robinson was selected to serve on our Board.	2005

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Class II Directors with Terms Expiring in 2020

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Brian H. Haimm	48	Independent Director. Chief Financial Officer and Chief Operating Officer (2006 to present) of Ascend Capital Group International, LLC, a private equity firm. Mr. Haimm’s extensive experience in accounting, finance and the real estate industry is the primary reason, among others, why Mr. Haimm was selected to serve on our Board.	2013
Neal Herstik	59	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Mr. Herstik’s extensive legal experience and experience in the real estate industry is the primary reason, among others, why Mr. Herstik was selected to serve on our Board.	2004
Matthew I. Hirsch	58	Independent Director. Attorney at Law (1985 to present), Law Office of Matthew I. Hirsch; Adjunct Professor of Law, Delaware Law School of Widener University (1993 to present). For UMH Properties, Inc. (UMH), a related company, Director (2013 to present). Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry is the primary reason, among others, why Mr. Hirsch was selected to serve on our Board.	2000
Stephen B. Wolgin	63

Lead Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New Jersey. Prior Partner with the Logan Asset Backed Fund, LP (2007 to 2017). Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis.

For UMH Properties, Inc., a related company, Director (2007 to present).

Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry are the primary reasons, among others, why Mr. Wolgin was selected to serve on our Board.

			2003

Five of our directors are also directors of UMH, a publicly-owned affiliate of the Company, which primarily engages in manufactured housing related real estate transactions.

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Other Named Executive Officers of the Company

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Allison Nagelberg	53

General Counsel (2000 to present). Attorney at Law (1989 to present). Ms. Nagelberg also has a Master of Business Administration in Finance. Ms. Nagelberg is a member of the Rutgers Center for Real Estate Advisory Board (2017 to present).

For UMH Properties, Inc., a related company, General Counsel (2000 to 2013).

			N/A

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CORPORATE GOVERNANCE AND BOARD MATTERS

Publicly traded since 1968, Monmouth Real Estate Investment Corporation is one of the oldest publicly traded equity REITs in the world. Our longevity is the direct result of being patient and conservative stewards of capital. The Board’s decision-making process is guided by an appreciation for all that has been built in the past and a focus on continuing to create sustainable long-term value for Monmouth and its shareholders for many years to come.

We are committed to maintaining sound corporate governance principles. The Board of Directors periodically updates and approves formal Corporate Governance Guidelines that address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on our website at www.mreic.reit. Together with our charter and bylaws and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

“Good Corporate Governance”

The goal of good corporate governance practices is fundamentally to ensure that we are maximizing shareholder value. As highlighted throughout this Proxy Statement, we have adopted numerous good corporate governance policies and procedures. We believe that the quality of any company’s corporate governance practices cannot properly be measured with a “one size fits all” approach. A fair analysis of the effectiveness of a company’s corporate governance should appropriately take into account long-term economic performance and total shareholder return. This is especially true for a company that operates within the real estate industry. Real estate is a cyclical asset class with average cycles measuring seven to ten years in length. Therefore, in order to be most effectively governed and managed, a focus on building long-term value is essential. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. On October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marks our second dividend increase in three years, totaling 13% in dividend increases. We are proud to report that we have maintained or increased our dividend for 26 consecutive years. We are one of the few REITs that maintained our dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

During the 10-year period ended December 31, 2017, we have delivered to our shareholders a total return of approximately 323% and outperformed both the S&P 500 by a wide margin of over 2.5 times and the MSCI US REIT Index by a wide margin of over 3 times.

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Source: S&P Global Market Intelligence

Substantial Insider Ownership: Management’s Interests are Aligned with Shareholder Interests

The aggregate stock ownership of our Directors and Executive Officers represents more than 4.6% of our Common Shares as of the end of fiscal 2017, and currently represents the third largest block of shareholders behind two institutional investors and helps align our management’s interests with our shareholders’ interests.

Board Leadership Structure and Role in Risk Oversight

Since our inception in 1968 through April 2013, the positions of Chief Executive Officer and Chairman of the Board of Directors were combined. For more than forty years, both positions were held by Eugene W. Landy. Effective April 9, 2013, as part of the Board’s succession planning strategy, Michael P. Landy was elected as our President and Chief Executive Officer. Michael P. Landy, who has been with the Company since 2001 and served as a director since 2007 and our Chief Operating Officer since 2011, continues to serve as a member of our Board of Directors. Eugene W. Landy continues to serve as Chairman of the Board of Directors. The Board of Directors has selected a Lead Independent Director, Stephen B. Wolgin, to preside at executive sessions of the non-management directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees our enterprise-wide approach to the major risks facing Monmouth and oversees our policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and our risk management processes. The Board also considers risk in evaluating our strategy. The Board’s responsibilities include reviewing our practices with respect to risk assessment and risk management and reviewing contingent liabilities and risks that may be material to Monmouth. The Audit Committee reviews our financial and compliance risks and major legislative and regulatory developments which could materially impact Monmouth. The Compensation Committee oversees management’s assessment of whether our compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on Monmouth.

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Board Independence

Our Corporate Governance Guidelines include specific director independence standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between Monmouth and each of its directors, including information provided to Monmouth by the directors. Based upon its review, the Board of Directors has determined that seven of its directors are independent, consistent with the Corporate Governance Guidelines. The seven independent directors are Catherine B. Elflein, Brian H. Haimm, Neal Herstik, Matthew I. Hirsch, Gregory T. Otto, Scott L. Robinson and Stephen B. Wolgin. The Corporate Governance Guidelines, which incorporate the NYSE’s director independence standards, are available at our website located at www.mreic.reit and are available in print upon request.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year and each of the directors attended 100% of the meetings. Our policy is that no director should attend fewer than 75% of the meetings of the Board of Directors and of meetings of the committees on which he or she served. We do not have a policy concerning directors’ attendance at the Annual Meeting of Shareholders. Three directors attended our 2017 Annual Meeting of Shareholders.

We have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

Name	Age as of record date	Director Since (Calendar year)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Daniel D. Cronheim	63	1989
Catherine B. Elflein	57	2007
Brian H. Haimm	48	2013
Neal Herstik	59	2004
Matthew I. Hirsch	58	2000
Eugene W. Landy Chairman of the Board	84	1968
Michael P. Landy Chief Executive Officer	56	2007
Samuel A. Landy	57	1989
Kevin S. Miller Chief Financial & Accounting Officer	48	2017
Gregory T. Otto	29	2017
Scott L. Robinson	47	2005
Stephen B. Wolgin Lead Independent Director	63	2003
				Chair	Member

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of our independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding our accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report, which is included in our annual proxy statements. The Audit Committee had four meetings during the fiscal year ended September 30, 2017, including an executive session with the independent auditors, which management did not attend. The Audit Committee operates under the Audit Committee Charter which is available on our website at www.mreic.reit.

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The current members of our Audit Committee are Catherine B. Elflein, Brian H. Haimm (who serves as Chairman of the Audit Committee), Matthew I. Hirsch, Scott L. Robinson, and Stephen B. Wolgin. The Board has determined that the members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, and that each of them is able to read and understand fundamental financial statements and is “financially literate” within the meaning of the rules of the NYSE. The Board has also determined that Catherine B. Elflein, Brian H. Haimm, Scott L. Robinson and Stephen B. Wolgin are “audit committee financial experts” within the meaning of the rules of the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other Named Executive Officers’ performance in light of our goals and objectives and determining the Chief Executive Officer’s and other Named Executive Officers’ compensation, which includes base salary and bonus; and (2) administering our Amended and Restated 2007 Incentive Award Plan (Incentive Award Plan), which was approved at our Annual Meeting held on May 18, 2017. The Compensation Committee had at least one meeting during the fiscal year ended September 30, 2017. The current members of the Compensation Committee are Brian H. Haimm, Matthew I. Hirsch and Stephen B. Wolgin (who serves as the Chairman of the Compensation Committee). The Board has determined that the members of the Compensation Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found at our website at www.mreic.reit.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating and Corporate Governance Committee had at least one meeting during the fiscal year ended September 30, 2017. The current members of the Nominating and Corporate Governance Committee are Matthew I. Hirsch (who serves as the Chairman of the Nominating and Corporate Governance Committee), and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter which can be found at our website at www.mreic.reit.

The principal function of the Nominating and Corporate Governance Committee is to review and recommend candidates for nomination to the Board of Directors. The Nominating and Corporate Governance Committee will consider for recommendation as nominees appropriate individuals whose names are submitted in writing by a shareholder, and will evaluate them using the same criteria as that used for other candidates. See “Shareholder Communications” below for more information.

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating prospective nominees for director. The Nominating and Corporate Governance Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating and Corporate Governance Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating and Corporate Governance Committee deems necessary or appropriate, hiring a search firm. The Nominating and Corporate Governance Committee considers real estate expertise, diversity of background and personal experience in identifying director candidates. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating and Corporate Governance Committee by the Committee Chairman. The Nominating and Corporate Governance Committee will then prioritize the candidates and determine if the Nominating and Corporate Governance Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating and Corporate Governance Committee, the President and Chief Executive Officer and Chairman of the Board will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating and Corporate Governance Committee for final evaluation. The Nominating and Corporate Governance Committee will then meet to consider such recommendations and to select the final candidate(s) to recommend to the Board of Directors as nominees. The Nominating and Corporate Governance Committee will evaluate all potential nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

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Independent Director Meetings

Our independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as they may deem appropriate. Any independent director may call an executive session of independent directors at any time. The independent directors had at least one meeting during the fiscal year ended September 30, 2017. The Board of Directors has selected a Lead Independent Director, Stephen B. Wolgin, to preside at executive sessions of the independent directors.

Shareholder Communications

We believe that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices. Shareholders and other interested parties who desire to contact our Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 3499 Route 9 North, Suite 3-D, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may have direct communications solely to our independent directors by addressing such communications to the independent directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by us regarding accounting, internal accounting controls or auditing matters and for the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and our employees, including our principal executive officer and our principal financial officer. This code is posted on our website at www.mreic.reit. During fiscal 2017 and through the date of this Proxy Statement, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

Anti-Hedging Policy

We consider it inappropriate for any director, officer or employee to enter into speculative transactions in Company securities. Such transactions, while allowing the holder to own our securities without the full risks and rewards of ownership, potentially separate the holders’ interests from those of other shareholders. Therefore, we prohibit the purchase or sale of puts, calls, options or other derivative securities based on our securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying Company security without all the risks or rewards of ownership. The Anti-Hedging Policy is posted on our website at www.mreic.reit.

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As of the date of this Proxy Statement, to the best of our knowledge, no director, officer or employee has entered into speculative transactions in Company securities.

Clawback Policy

In October 2017, the Compensation Committee adopted a clawback policy that provides that, in the event of a material restatement of our financial results, other than a restatement caused by a change in applicable accounting rules or interpretations, the Committee will review the performance-based compensation of our Named Executive Officers, as defined in our Proxy Statement from year to year, for the three years prior to such material restatement. If the Committee determines that the amount of any performance-based compensation actually paid or awarded to a Named Executive Officer (Awarded Compensation) would have been lower if it had been calculated based on such restated financial statements (Actual Compensation) and that such executive officer engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement, then the Committee may direct Monmouth to recoup the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation for the Named Executive Officers. The Committee has absolute discretion to administer and interpret this policy in Monmouth’s best interests.

Stock Ownership Guidelines for CEO, NEOs and Directors, and Stock Holding Guidelines

In order to encourage our directors and Named Executive Officers (NEO) to retain investments in Monmouth and help further align their interests with the interests of our stockholders, the Committee has adopted stock ownership guidelines applicable to our directors, our Chief Executive Officer and our other Named Executive Officers, recommending that they hold the following amounts of our stock:

Position	Stock Ownership Guideline
Chief Executive Officer	6x base salary
Other NEOs	2x base salary
Director	3x annual cash fee
All NEOs	50% of net shares received upon exercise/vesting of equity awards (24 month holding period)

For purposes of determining compliance with these ownership guidelines (other than the holding period for vested equity compensation), the value of each director’s or officer’s stock holdings will be calculated based on the closing price of a share of our common stock on the last trading day of our fiscal year, which was $16.19 on September 29, 2017. Shares owned by a director or officer include: shares owned outright by the director or officer or by his or her immediate family members residing in the same household; shares held in trust or under a similar arrangement for the economic benefit of the director or officer; restricted or unrestricted stock issued as part of the director or officer’s compensation, whether or not vested; shares acquired upon option exercise that the director or executive officer continues to own; and shares held for the director or executive officer’s account in a 401(k) or other retirement plan.

Our Chief Executive Officer Stock Ownership Policy was adopted in September 2015. As of September 30, 2017, Mr. Michael P. Landy, our President and Chief Executive Officer, owned stock valued at more than 13x his base salary and which is also more than 2x our CEO stock ownership requirement. Our Director Stock Ownership policy was adopted effective September 12, 2017, and our other stock ownership policies were adopted effective October 1, 2017.

The aggregate stock ownership of Monmouth’s directors and officers represent approximately 4.6% of our outstanding common stock, which currently represents the third largest block of shareholders behind two institutional investors and helps align our managements’ interests with our shareholders’ interests.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of our equity securities as of March 14, 2018, by:

●	each person known by the Company to beneficially own more than five percent of our outstanding Common Shares;

●	our directors;

●	our executive officers; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated, the address of the person or persons named below is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey 07728. In determining the number and percentage of Common Shares and Series C Preferred Shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within sixty (60) days of March 14, 2018 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other shareholders.

	Common Shares		Series C Preferred Shares
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Shares Outstanding (2)	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Shares Outstanding (2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355 (3)	8,277,506	10.58%
BlackRock Inc. 40 East 52nd Street New York, NY 10022 (4)	6,702,654	8.57%
Daniel D. Cronheim (5)	172,829	*
Catherine B. Elflein (6)	15,515	*
Brian H. Haimm (7)	12,771	*
Neal Herstik (8)	18,681	*	2,800	*
Matthew I. Hirsch (9)	78,348	*
Eugene W. Landy (10)	2,080,686	2.64%
Michael P. Landy (11)	622,858	*
Samuel A. Landy (12)	349,352	*
Kevin S. Miller (13)	83,011	*
Allison Nagelberg (14)	107,662	*
Gregory T. Otto	171	*
Scott L. Robinson (15)	8,226	*
Katie Rytter (16)	28,884	*
Stephen B. Wolgin (17)	72,235	*	14,013	*
Directors and Executive Officers as a group	3,651,229	4.63%	16,813	*

*Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares listed.

(2)	Based on the number of Common Shares outstanding on March 14, 2018, which was 78,252,225 and 11,095,376 shares of our 6.125% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series C Preferred Shares”) outstanding on March 14, 2018.

(3)	Based on Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group, Inc. owns 8,277,506 Common Shares as of December 31, 2017. The Vanguard Group has sole dispositive power over 8,087,751 Common Shares and sole voting power over 172,253 Common Shares. The Vanguard Group has shared dispositive power over 189,755 Common Shares and shared voting power over 105,900 Common Shares.

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(4)	Based on Schedule 13G/A filed with the SEC on January 25, 2018, BlackRock, Inc. owns 6,702,654 Common Shares as of December 31, 2017. BlackRock has sole dispositive power over 6,702,654 Common Shares and sole voting power over 6,357,944 Common Shares.

(5)	Includes (a) 1,686 shares of unvested restricted stock; (b) 80,000 Common Shares held in a trust for Mr. Cronheim’s two minor family members, to which he has sole dispositive and voting power; and (c) 79,499 Common Shares pledged in a margin account.

(6)	Includes (a) 1,686 shares of unvested restricted stock; and (b) 6,960 Common Shares owned jointly with Ms. Elflein’s husband.

(7)	Includes 1,686 shares of unvested restricted stock.

(8)	Includes (a) 1,686 shares of unvested restricted stock and (b) 1,600 Common Shares owned by Mr. Herstik’s wife. As of March 14, 2018, Mr. Herstik also owned 2,400 of the Company’s 6.125% Series C Preferred Stock and 400 shares of the Company’s 6.125% Series C Preferred Stock are owned by the Gross, Truss & Herstik Profit Sharing Plan, over which Mr. Hertsik has shared voting power and shared dispositive power.

(9)	Includes 1,686 shares of unvested restricted stock; and (b) 2,967 Common Shares owned by Mr. Hirsch’s wife.

(10)	Includes (a) 39,004 shares of unvested restricted stock; (b) 97,914 Common Shares owned by Mr. Eugene Landy’s wife; (c) 225,427 Common Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (d) 192,294 Common Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (e) 13,048 Common Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (f) 179,405 Common Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (g) 39,381 Common Shares held by Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; (h) 28,527 Common Shares held by Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (i) 476,451 Common Shares pledged in a margin account; and (j) 409,017 Common Shares pledged as security for loans. Includes 455,000 Common Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 14, 2018. Excludes 65,000 Common Shares issuable upon the exercise of a stock option not exercisable within 60 days of March 14, 2018.

(11)	Includes (a) 24,552 shares of unvested restricted stock; (b) 34,309 Common Shares owned by Mr. Michael Landy’s wife; (c) 163,825 Common Shares held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act; (d) 53,000 Common Shares held by EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power; (e) 23,545 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit; and (f) 157,650 Common Shares pledged in a margin account.

(12)	Includes (a) 1,686 shares of unvested restricted stock; (b) 24,752 Common Shares owned by Mr. Samuel Landy’s wife; (c) 22,379 Common Shares held by the Samuel Landy Family Limited Partnership, over which Mr. Landy has shared voting power and shared dispositive power; (d) 53,000 Common Shares held in EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power; (e) 40,332 Common Shares pledged in a margin account; (f) 172,086 Common Shares pledged as security for a loan; and (g) 68,747 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power, but no dispositive power, over the 180,409 Common Shares held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 68,747 Common Shares held by the UMH 401(k) Plan for his benefit.

(13)	Includes (a) 15,254 shares of unvested restricted stock; and (b) 1,250 Common Shares held in the UMH 401(k) Plan for Mr. Miller’s benefit; and (c) 40,000 Common Shares issuable upon the exercise of a stock option that is exercisable within 60 days of March 14, 2018.

(14)	Includes (a) 3,414 shares of unvested restricted stock; (b) 3,504 Common Shares owned by Ms. Nagelberg’s husband; (c) 1,726 Common Shares held in custodial accounts for Ms. Nagelberg’s children under the New Jersey Uniform Transfers to Minors Act with respect to which she has sole dispositive and voting power; (d) 12,315 Common Shares held in the UMH 401(k) Plan for Ms. Nagelberg’s benefit; and (e) 30,000 Common Shares issuable upon the exercise of a stock option that is exercisable within 60 days of March 14, 2018.

(15)	Includes 1,686 shares of unvested restricted stock.

(16)	Includes (a) 1,366 shares of unvested restricted stock; (b) 346 Common Shares held in custodial accounts for Ms. Rytter’s son and nephew; and (c) 845 Common Shares held in the UMH 401(k) Plan for Ms. Rytter’s benefit; and (d) 20,000 Common Shares issuable upon the exercise of a stock option that is exercisable within 60 days of March 14, 2018.

(17)	Includes (a) 1,686 shares of unvested restricted stock; and (b) 4,101 Common Shares owned by Mr. Wolgin’s wife. As of March 14, 2018, Mr. Wolgin also owned 12,013 shares of the Company’s 6.125% Series C Preferred Stock and Mr. Wolgin’s wife owns 2,000 shares of the Company’s 6.125% Series C Preferred Stock.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as our independent registered public accounting firm for the fiscal year ending September 30, 2018. Our charter and bylaws do not require that our shareholders ratify the appointment of PKF as our independent registered public accounting firm. We are asking our common shareholders to ratify this appointment as a matter of good corporate practice. If our common shareholders do not ratify the appointment of PKF, our Audit Committee will reconsider whether to retain PKF as our independent registered public accounting firm but may determine to do so. Even if the appointment of PKF is ratified by our common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in our best interests. We expect a representative of PKF to be present at our Annual Meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

Vote Required:

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018.

Board Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF O’CONNOR DAVIES, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2018

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Monmouth Real Estate Investment Corporation (the “Company”) operates under a written charter, which was amended in January 2013. The amended charter is available on the Company’s website at www.mreic.reit.

The Company has an Audit Committee consisting of five “independent” directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2017.

We have discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence”, and we have discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017.

Audit Committee:
Catherine B. Elflein
Brian H. Haimm (Chairman)
Matthew I. Hirsch
Scott L. Robinson
Stephen B. Wolgin

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Fees Billed by Independent Registered Public Accounting Firm

PKF O’Connor Davies, LLP served as our independent registered public accountants for the years ended September 30, 2017 and 2016. A representative from PKF is expected to be present at the Annual Meeting in order to be available to respond to possible inquiries from shareholders.

The following are fees billed by and accrued to PKF in connection with services rendered for the fiscal years ended September 30, 2017 and 2016:

	2017	2016
Audit Fees	$217,000	$210,400
Audit Related Fees	40,300	32,100
Tax Fees	49,500	54,400
All Other Fees	-0-	-0-
Total Fees	$306,800	$296,900

Audit fees include professional services rendered for the audit of our annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in our quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by our independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of our federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

All of the services performed by PKF for the Company during fiscal 2017 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by our principal independent accountants. The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our Named Executive Officers in fiscal 2017 as described in the “Compensation Discussion and Analysis” set forth in this proxy statement, including the compensation tables and the narrative disclosures that accompany those tables.

Our executive compensation program is designed to attract and retain talented individuals who possess the skills and expertise necessary to lead Monmouth. Our current equity compensation plan, or Incentive Award Plan, has been the primary vehicle for providing long-term incentive compensation to our Named Executive Officers. Executive compensation has been voted upon previously and approved by our shareholders.

The following table highlights important aspects of our executive compensation program, which promote good governance and serve the interests of our shareholders.

Highlights
Cash bonus program for Chairman and CEO tied to objective financial performance goals
Total executive compensation for our Named Executive Officers is within the lowest range (25th percentile) within the REIT industry based upon the 2017 Compensation Survey published by NAREIT.
Clawback policy effective October 1, 2017

Robust stock ownership guidelines:

●     CEO: 6x base salary (effective September 17, 2015)

●     Other Named Executive Officers: 2x base salary (effective October 1, 2017)

●     Directors: 3x annual cash fee (effective September 12, 2017)

●     Named Executive Officers retain (for a minimum of 24 months) at least 50% of the shares received upon vesting of restricted stock or the exercise of stock options (net of any shares sold or forfeited for payment of exercise price, tax or withholding) (effective October 1, 2017)

Annual say-on-pay vote
Compensation Committee works with an independent compensation consultant
No excessive perquisites or other benefits
No repricing or buyout of stock options
No excise tax gross-ups
Average total Director compensation is approximately half of the average total director compensation of Comparable REITs (as defined below)

Pay for Performance: Total Shareholder Return

Since 1968, Monmouth has delivered consistent and reliable returns for its shareholders. Over the last 10 years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of over three times. Our total shareholder return (“TSR”) over the last 10 fiscal years was 273.4%. TSR includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of total shareholder return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. On October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marks our second dividend increase in three years, totaling 13% in dividend increases. We are proud to report that we have maintained or increased our dividend for 26 consecutive years. We are one of the few REITs that maintained our dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

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Comparable REITs: Independent Compensation Consultant

Engagement of Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain the services of an executive compensation advisor, in its discretion, to assist with the establishment and review of our compensation programs and related policies. The Committee did not retain a compensation consultant for prior years because the Committee determined that the Survey and other information available to it provided comprehensive information regarding executive compensation levels and structure. In August 2017, the Committee engaged FPL Associates (FPL), a nationally recognized compensation consulting firm specializing in the REIT industry, to provide additional market-based compensation data and to advise on industry trends and best practices. In order to help our shareholders fairly evaluate our executive compensation in light of our relative economic performance, FPL has prepared for the Committee, a peer group of REITs with similar total capitalization, ranging between $1.4 billion and $4.0 billion (approximately 0.7x-2.0x Monmouth’s total capitalization), and/or REITs that operate within the industrial REIT sector and with whom we compete for executive employees.

The peer group of comparable REITs (Comparable REITS) identified by FPL are as follows:

Agree Realty Corporation

EastGroup Properties*

Getty Realty Corporation

Hersha Hospitality Trust

LTC Properties, Inc.

Rexford Industrial Realty, Inc.*

STAG Industrial, Inc.*

Terreno Realty Corporation*

TIER REIT, Inc.

Urstadt Biddle Properties Inc.

*Denotes a peer that is in the Industrial sector

FPL compared our aggregate pay and performance to those of our peers over the prior three-year period. Based upon this analysis, FPL concluded that our aggregate pay ranks at the lowest end of the aggregate pay provided by our peers, and that our performance by Total Shareholder Return is at the highest end of performance of our peers.

The Committee intends to use this data as one tool in considering compensation for our NEO’s for compensation decisions beginning in fiscal 2018. Information about peers includes but is not limited to: base salaries, annual bonuses, long-term equity incentives, composition ranges by position, governance practices, market trends and industry performance. The peer group compensation analyses prepared by FPL will be utilized by the Compensation Committee for informational purposes only and has not been and will not be utilized for benchmarking purposes as we do not have formal benchmarking policies for comparing to our peers or the market. FPL was engaged in the latter part of fiscal 2017, after all determinations with respect to 2017 compensation of NEO’s was completed; therefore, the impact of FPL’s advice on 2018 compensation decisions has not yet been determined. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by peer group data provided by FPL and will continue to be informed by the experiences of the members of the Compensation Committee. The Compensation Committee, in consultation with the Chairman and the President and Chief Executive Officer, ultimately uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

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Other than advising the Committee as described above, FPL did not provide any other services to us. The Committee has sole authority to hire, terminate and set the terms of engagement with FPL. The Committee has considered the independence of FPL, consistent with the requirements of NYSE, and has determined that FPL is independent. Further, pursuant to SEC rules, the Committee conducted a conflicts of interest assessment and determined that there are no conflicts of interest resulting from retaining FPL. FPL does not provide any services to our management and has no prior relationship with our management prior to its engagement by the Committee. The Committee intends to reassess the independence of FPL or any other compensation consultant retained by the Committee at least annually.

The following table demonstrates our strong outperformance over 1, 3, 5 and 10 year periods compared to the Comparable REITs and the MSCI US REIT Index Total Return Performance and is calculated based on our 2017 fiscal year ending September 30.

	Total Return Performance
	1 Year	3 Year	5 Year	10 Year
Monmouth (MNR)	18.69%	87.27%	90.99%	273.35%
Comparable REITS	17.16%	59.85%	101.05%	168.31%
RMS	0.54%	31.90%	57.98%	75.57%

Source: S&P Global Market Intelligence

Getting More for Less

While we have outperformed our peers and delivered substantial results for our shareholders, our Chief Executive Officer’s total compensation for 2017 was less than 50% of the average total compensation of chief executive officers of the Comparable REITs.

2017 Monmouth CEO Total Compensation vs. Average CEO Total Compensation of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs.

Our total executive compensation also fell within the lowest range (25th percentile) within the REIT industry based upon the 2017 Compensation Survey published by NAREIT.

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As set forth in more detail under the headings Financial Highlights and Compensation Discussion and Analysis in this Proxy Statement, Monmouth delivered another year of strong financial results in fiscal 2017, including 22% growth in total market capitalization and 9% increase in adjusted funds from operations per diluted share. See Financial Information for a discussion of our non-GAAP performance measures. We continue to efficiently manage our general and administrative expenses. General and administrative expenses, as a percentage of gross revenue, (which includes rental revenue, reimbursement revenue and dividend and interest income), remains low and decreased to 6% for fiscal year 2017 from 8% for fiscal year 2016. In addition, general and administrative expenses, as a percentage of undepreciated assets (which is our total assets excluding accumulated depreciation), is at a very efficient 48 basis points for fiscal year 2017, which decreased from 58 basis points for fiscal year 2016. Our best-in-class industrial property portfolio performed exceptionally well, achieving a 92% tenant retention rate. As a result of Monmouth’s strong performance throughout fiscal 2017, on October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marks our second dividend increase in three years, totaling 13% in dividend increases. Monmouth has maintained or increased its dividend for 26 consecutive years and was one of the only REITs that maintained its dividend throughout the Great Recession. We believe our Named Executive Officers, as well as the entire employee base, played an integral role in delivering these Company achievements.

We value the feedback provided by our shareholders. At the Annual Meeting of Shareholders held on May 18, 2017, approximately 92% of votes cast (excluding broker non-votes) were voted in favor of our Say-On-Pay proposal, which we believe affirms our shareholders’ support of our approach to our executive compensation program.

The Compensation Committee regularly reviews all elements of the compensation paid to our NEO’s. The Committee believes that our present compensation programs, as presented in the Compensation Discussion and Analysis section and the accompanying tables in this Proxy Statement, promote in the best manner possible our business objectives while aligning the interests of the NEO’s with those of our shareholders to ensure positive financial results. Accordingly, the Board requests your vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion in the Proxy Statement.

Vote Required:

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting will be required to approve the advisory resolution on executive compensation. The results of this advisory vote are not binding on the Compensation Committee, the Company or our Board of Directors. Nevertheless, the Board of Directors values input from our shareholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

Board Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND DISCLOSURES IN THIS PROXY STATEMENT.

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Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board has been appointed to implement and exercise the Board’s responsibilities relating to the compensation of our executive officers and directors. The Committee has the overall responsibility for approving and evaluating our executive compensation plan, policies and programs, and does not delegate this responsibility to any other person(s). The Committee’s primary objectives include serving as an independent and objective party to review such compensation plan, policies and programs. To assist in the process, the Committee has retained the advice of a compensation consultant as outlined below in the section entitled Engagement of Compensation Consultant.

Throughout this Proxy Statement, the individuals who served as our Chairman of the Board and the President and Chief Executive Officer and other officers included in the Summary Compensation Table presented below within this Proxy Statement, are sometimes referred to in this Proxy Statement as the Named Executive Officers (NEO’s).

Since 1968, Monmouth has delivered consistent and reliable returns for its shareholders. Over the last 10 years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of over three times. Our total shareholder return (TSR) over the last 10 fiscal years through September 30, 2017 was 273% as compared to 76% for the MSCI US REIT Index during the same period. TSR includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of total shareholder return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. In view of the substantial progress made by the Company during fiscal year 2017, on October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share. This represents an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marks our second dividend increase in three years, totaling 13% in dividend increases. We have maintained or increased our dividend for 26 consecutive years. We are one of the few REITs that maintained its dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

The following charts illustrate our outperformance in total return over 1 and 10-year periods as compared to the S&P 500 Index and the MSCI US REIT Index for the same periods:

Source: S&P Global Market Intelligence

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Source: S&P Global Market Intelligence

The following chart illustrates our growth in Capital Structure over the last five years:

Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the interests of the Named Executive Officers with the interests of the shareholders, and that a significant part of the executives’ compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for Monmouth’s performance, and compensation levels should also reflect the executives’ individual performance in an effort to encourage increased individual contributions to our performance. This compensation philosophy, as reflected in our employment agreements with our executives and the overall compensation program, is designed to motivate our executives to focus on operating results and create long-term shareholder value by:

●	establishing a compensation program that attracts, retains and motivates executives through compensation that is competitive with comparable publicly-traded REITs;
●	rewarding executives for individual accomplishments and achievements;
●	linking a portion of each executive’s compensation to the achievement of our business plan by using measurements of our operating results and shareholder return; and
●	building a pay-for-performance program that encourages and rewards successful initiatives within a team environment.

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The salaries and bonuses in our executive employment agreements are consistent with the Committee’s philosophy and objectives.

The Committee believes that each of the above factors is important when determining compensation levels for Named Executive Officers. The Committee reviews and approves the employment contracts for the Chairman of the Board, the President and Chief Executive Officer and the other Named Executive Officers, and reviews and approves the performance goals and objectives applicable to their performance-based compensation. The Committee annually evaluates performance of the Named Executive Officers in light of those goals and objectives. The Committee considers our performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation earned by the Named Executive Officers in prior years.

The Committee believes executive compensation packages that we provide to our Named Executive Officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals. As a result, an important portion of our compensation program is comprised of discretionary bonuses and equity awards as determined by the Committee in recognition of individual accomplishments and achievements, as well as overall company performance.

Historically, the Committee has used the annual Compensation Survey published by NAREIT (Survey) as a guide to setting compensation levels. Total executive compensation paid by the Company fell within the lowest range (25th percentile) within the REIT industry based upon the 2017 Compensation Survey published by NAREIT. Participant company data is not presented within the Survey in a manner that specifically identifies any named individual or company. This Survey details compensation by position type and company size with statistical salary and bonus information for each position. The subsets presented in the Survey which the Committee also uses for comparison purposes are the industrial property sector, entities with a total market capitalization between $1.5 billion and $3.0 billion and entities with less than 75 full-time employees. The Committee compares our salary and bonus amounts to the ranges presented in this Survey for reasonableness.

During the last quarter of fiscal 2017, the Committee engaged FPL Associates (FPL), a nationally recognized compensation consulting firm specializing in the REIT industry, to provide market-based compensation data and to advise the Committee on industry trends and best practices. As a result of the compensation analysis, the Committee is exploring the possibility of providing for a greater percentage of total compensation for our Named Executive Officers to be paid in the form of performance-based equity.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions with respect to our Named Executive Officers. The Chairman of the Board and the President and Chief Executive Officer review the performance of the other Named Executive Officers and then present their conclusions and recommendations to the Committee with respect to base salary adjustments, annual cash bonuses and stock options or restricted stock awards. The Committee exercises its own discretion in modifying and implementing any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other Named Executive Officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote our goal of retaining key employees and align the key employees’ interests with those of our shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee, and the performance or time-based vesting criteria associated with each grant, is determined by consideration of various factors including but not limited to the employee’s contribution, title, responsibilities, and years of service. The Committee takes outstanding awards of stock options and restricted stock into account in making its compensation determinations.

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Role of Employment Agreements in Determining Executive Compensation

Each of our currently employed Named Executive Officers is a party to an employment agreement. These agreements establish the base salaries, bonuses and customary fringe benefits for each Named Executive Officer. The employment agreements also provide for certain severance benefits in the event the Named Executive Officer’s employment is terminated. Such severance benefits are designed to alleviate the financial impact of termination of employment through base salary and health benefit continuation, with the intent of providing for a stable work environment. In determining initial compensation, as incorporated into the employment agreements, the Committee considers all elements of a Named Executive Officer’s total compensation package in comparison to current market practices and other benefits. In reviewing and setting compensation for the Named Executive Officers, the Committee takes the terms of the employment agreements into consideration.

Shareholder Advisory Vote

One way to determine if our compensation program reflects the interests of shareholders is through their non-binding advisory vote on our executive compensation practices. At the Annual Meeting of Shareholders held on May 18, 2017, approximately 92% of votes cast (excluding broker non-votes) were voted in favor of our Say-On-Pay proposal, which we believe affirms our shareholders’ support of our approach to our executive compensation program.

We provide our shareholders with the opportunity to vote annually on the advisory approval of the compensation of our Named Executive Officers (Say-on-Pay proposal). The Committee will continue to consider the outcome of our Say-on-Pay proposals when making future compensation decisions for our Named Executive Officers.

Engagement of Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain the services of an executive compensation advisor, in its discretion, to assist with the establishment and review of our compensation programs and related policies. The Committee did not retain a compensation consultant for prior years because the Committee determined that the Survey and other information available to it provided comprehensive information regarding executive compensation levels and structure. In August 2017, the Committee engaged FPL to provide additional market-based compensation data and to advise on industry trends and best practices. In order to help our shareholders fairly evaluate our executive compensation in light of our relative economic performance, FPL has prepared for the Committee, a peer group of REITs with similar total capitalization, ranging between $1.4 billion and $4.0 billion (approximately 0.7x-2.0x Monmouth’s total capitalization), and/or REITs that operate within the industrial REIT sector and with whom we compete for executive employees.

The peer group of comparable REITs (Comparable REITS) identified by FPL are as follows:

Agree Realty Corporation

EastGroup Properties*

Getty Realty Corporation

Hersha Hospitality Trust

LTC Properties, Inc.

Rexford Industrial Realty, Inc.*

STAG Industrial, Inc.*

Terreno Realty Corporation*

TIER REIT, Inc.

Urstadt Biddle Properties Inc.

*Denotes a peer that is in the Industrial sector

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FPL compared our aggregate pay and performance to those of our peers over the prior three-year period. Based upon this analysis, FPL concluded that our aggregate pay ranks at the lowest end of the aggregate pay provided by our peers, and that our performance by Total Shareholder Return is at the highest end of performance of our peers.

The Committee intends to use this data as one tool in considering compensation for our Named Executive Officers for compensation decisions beginning in fiscal 2018. Information about peers includes but is not limited to: base salaries, annual bonuses, long-term equity incentives, composition ranges by position, governance practices, market trends and industry performance. The peer group compensation analyses prepared by FPL will be utilized by the Compensation Committee for informational purposes only and has not been and will not be utilized for benchmarking purposes as we do not have formal benchmarking policies for comparing to our peers or the market. FPL was engaged in the latter part of fiscal 2017, after all determinations with respect to 2017 compensation of Named Executive Officers were completed; therefore, the impact of FPL’s advice on 2018 compensation decisions has not yet been determined. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by peer group data provided by FPL and will continue to be informed by the experiences of the members of the Compensation Committee. The Compensation Committee ultimately uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

Other than advising the Committee as described above, FPL did not provide any other services to us. The Committee has sole authority to hire, terminate and set the terms of engagement with FPL. The Committee has considered the independence of FPL, consistent with the requirements of the NYSE, and has determined that FPL is independent. Further, pursuant to SEC rules, the Committee conducted a conflicts of interest assessment and determined that there are no conflicts of interest resulting from retaining FPL. FPL does not provide any services to our management and has no prior relationship with our management prior to its engagement by the Committee. The Committee intends to reassess the independence of FPL or any other compensation consultant retained by the Committee at least annually.

Elements of Executive Officer Compensation

In addition to its determination of the executives’ individual performance levels for fiscal 2017, the Committee compared the executives’ total compensation for fiscal 2017 to that of similarly-situated personnel of other comparably sized REITs. Furthermore, the Committee compared the executives’ total compensation for 2017 to that within the REIT industry in the Survey described above. For fiscal 2017, our total compensation fell within the lowest range (25th percentile) within the REIT industry in the Survey described above.

Our executive compensation structure includes the following objectives and core features:

Base Salaries

Base salaries are the principal fixed component of a Named Executive Officer’s compensation and are paid for performance of ongoing day-to-day job responsibilities throughout the year. In order to compete for and retain talented executives who are critical to our long-term success, the Committee has determined that the base salaries of Named Executive Officers should approximate those of executives of other equity REITs that compete with us for employees, investors and business, while also taking into account the Named Executive Officers’ performance and tenure, and our performance relative to the performance reported for companies in the industrial property sector, entities with less than $1.5 billion in equity market capitalization and entities with less than 75 full-time employees within the REIT industry in the Survey described above.

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Bonuses

Performance-based Cash Bonus Awards

In addition to the provisions for base salaries under the terms of their employment agreements and discretionary cash bonuses awarded by the Committee in recognition of individual accomplishments and achievements, the Chairman of the Board and the President and Chief Executive Officer are entitled to receive annual cash bonuses for each year during the terms of each respective employment agreement provided certain performance goals set by the Committee as described below are achieved.

For the Chairman of the Board:

Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Maximum Bonus Potential	$300,000

For the President and Chief Executive Officer:

Growth in market cap		10%	15%	20%
Bonus		$40,000	$60,000	$80,000

Growth in AFFO/share	5%	10%	15%	20%
Bonus (1)	$50,000	$75,000	$100,000	$150,000

Growth in dividend/share	5%	10%	15%
Bonus	$150,000	$200,000	$250,000

Maximum Bonus Potential	$480,000

(1)       Provided that FFO is equal to or in excess of the dividend

Our Chairman of the Board earned a $90,000 cash bonus for fiscal 2017 based on our growth in market cap, and our President and Chief Executive Officer earned a $130,000 cash bonus for fiscal 2017 based on our growth in market cap and growth in AFFO/share.

Discretionary Cash Bonus Awards

The Committee considers discretionary cash bonuses for the Chairman of the Board and the President and Chief Executive Officer annually. Discretionary cash bonuses awarded to the other Named Executive Officers are based on recommendations made annually by the Chairman of the Board and the President and Chief Executive Officer, which are then considered and approved by the Committee in its discretion. The Committee believes that short-term rewards in the form of discretionary cash bonuses to senior executives generally should reflect short-term results and should take into consideration both Monmouth’s profitability and performance and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual. In evaluating Monmouth’s performance annually for purposes of discretionary cash bonuses, the Committee considers a variety of factors, including, among others, Funds From Operations (FFO), Adjusted Funds From Operations (AFFO), net income, growth in asset size, amount of space under lease and total return to shareholders. We consider FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus real estate related depreciation and amortization. We define AFFO as FFO plus acquisition costs and costs associated with the Redemption of Preferred Stock less recurring capital expenditures and excluding the following: lease termination income, gains or losses on securities transactions, stock based compensation expense, amortization of financing and leasing commission costs, depreciation of corporate office tenant improvements, straight-line rent adjustments and non-recurring other expense. We consider FFO and AFFO to be meaningful additional measures of operating performance, primarily because they exclude the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

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Other factors considered include the employee’s title and years of service. The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of discretionary cash bonus in comparison to base salary. The Committee has declined in the past to use specific performance formulas with respect to the cash bonuses awarded to the other Named Executive Officers, believing that with respect to Monmouth’s performance, such formulas do not adequately account for many factors, including, among others, the relative performance of Monmouth compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the senior executives.

In setting discretionary bonuses for fiscal 2017, the Committee considered the performance of the Chairman of the Board and the President and Chief Executive Officer and received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the discretionary cash bonuses to be awarded to the other Named Executive Officers. The Committee also considered management’s report on our progress toward our fiscal 2017 achievements in financial performance and strategic growth, and the role of each Named Executive Officer in delivering these achievements:

Financial Performance

●	Growth in Market Capitalization: Achieved $2.2 billion in total market capitalization as of September 30, 2017, resulting in year over year growth of 22% for fiscal 2017.

●	Growth in Total Shareholder Return: Achieved a 19% total shareholder return for fiscal 2017, versus less than a 1% return from the MSCI US REIT Index during the same period.

●	Growth in Gross Leasable Area: Achieved 17% year over year growth in gross leasable area for fiscal 2017, with 18.8 million total rentable square feet as of September 30, 2017.

●	Growth in Net Income per Diluted Share: Generated 3% year over year, per diluted share growth in Net Income Attributable to Common Shareholders for fiscal 2017.

●	Growth in AFFO* per Diluted Share: Generated 9% year over year growth in adjusted funds from operation (AFFO) per diluted share for fiscal 2017.

Strategic Growth

●	Property Acquisitions: Located and acquired 10, brand new, Class A industrial properties in fiscal 2017, totaling approximately 2.8 million square feet.

●	Property Expansions: Completed two property expansions during the fiscal year ended September 30, 2017, totaling $5.6 million, generating over $550,000 in additional rental revenue and extending the lease maturity 10 years from the date of each completed expansion.

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●	Commitments to Acquire Property: Entered into agreements to acquire four, brand new, Class A industrial properties in fiscal 2018, totaling approximately 1.7 million square feet, of which three closed subsequent to fiscal yearend.

●	Redemption of Higher Coupon Preferred Stock: On October 14, 2016, we redeemed our 7.625% Series A Preferred Stock with a liquidation value of $53.5 million and on June 7, 2017, we redeemed our 7.875% Series B Preferred Stock with a liquidation value of $57.5 million.

●	Follow-On Preferred Stock Offering: On March 9, 2017, closed a follow-on offering of our 6.125% Series C Preferred Stock, raising $73.5 million in gross proceeds.

●	At-The-Market Transaction: On June 29, 2017, we entered into the Preferred Stock ATM Program, under which we may offer and sell shares of our 6.125% Series C Preferred Stock, having an aggregate sales price of up to $100,000,000. As of September 30, 2017, we sold 1,439,445 shares under our Preferred Stock ATM Program at a weighted average price of $25.31 per share, and generated net proceeds, after offering expenses, of approximately $35,730,000.

●	Capital Raising through DRIP: Raised approximately $91.9 million through our Dividend Reinvestment and Stock Purchase Plan (DRIP) during fiscal 2017.

●	Tenant Occupancy: Achieved 99.3% occupancy as of September 30, 2017.

●	Controlled General and Administrative Expense: Managed G&A costs to an appropriate level. G&A expenses, as a percentage of gross revenue was 6% and G&A as a percentage of undepreciated assets was 48 basis points for fiscal 2017.

*AFFO is a non-GAAP performance measure. See Financial Information for a discussion of our non-GAAP performance measures.

After considering our progress towards our fiscal 2017 financial performance and strategic growth achievements, as outlined above, as well as the individual performance of the Chairman of the Board, the President and Chief Executive Officer and the other Named Executive Officers, and the recommendations of the Chairman of the Board and the President and Chief Executive Officer as to the other Named Executive Officers, the Committee established the individual discretionary cash bonuses for the Named Executive Officers based on our overall performance and the Named Executive Officers’ individual contributions to these accomplishments. Other factors considered in determining individual bonus amounts included the Named Executive Officers’ responsibilities and years of service. During fiscal 2017, the Chairman of the Board received a discretionary cash bonus of $66,558, the President and Chief Executive Officer received a discretionary cash bonus of $105,000, the Chief Financial and Accounting Officer received a discretionary cash bonus of $81,000 and the General Counsel received a discretionary cash bonus of $63,125.

Long-Term Equity Incentive Compensation

In part based on market-based compensation data and information on industry trends and best practices received from FPL, the Committee is considering providing for a greater percentage of total compensation for our Named Executive Officers to be paid in the form of performance-based equity and is exploring the possibility of developing a long-term performance-based equity compensation plan. All grants of equity will be made pursuant to our Incentive Award Plan, which was approved by our shareholders on May 18, 2017.

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Stock Options and Restricted Stock

The employment agreement for the Chairman of the Board states that he will receive options to purchase 65,000 shares of stock annually. The employment agreement for the President and Chief Executive Officer states that he will be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Committee including, but not limited to, AFFO per share growth, acquisitions and total return performance. In addition, the Committee has the discretion to make additional awards of stock options and restricted stock for outstanding performance.

For the other Named Executive Officers, the Chairman of the Board and the President and Chief Executive Officer make a recommendation to the Committee for specific stock options or restricted stock grants. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near-term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for Monmouth, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances our current and projected operating requirements with the need to effectively control overhead costs, while continuing to grow the enterprise. Other than the equity awards required to be paid to our Chairman of the Board pursuant to his employment agreement and amounts awarded to Named Executive Officers who are also directors as part of our Director Compensation Plan, no equity awards were made to Named Executive Officers during fiscal 2017.

Other Personal Benefits

Our employment agreements provide the Named Executive Officers with other personal benefits that Monmouth and the Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of other personal benefits provided to the Named Executive Officers.

The Named Executive Officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, as well as spouse and dependents where applicable, in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; and supplemental disability insurance, at our cost. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended September 30, 2017, are included in “All Other Compensation” of the Summary Compensation Table provided this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the Named Executive Officers’ employment agreements each contain provisions relating to change in control events. The employment agreements also contain severance or continuation of salary payments upon any termination of the Named Executive Officers’ employment, except in the case of Mr. Miller or Ms. Nagelberg, whose severance payments are only upon a termination other than for cause (as defined under the terms of the employment agreements). These change in control and severance terms have been deemed reasonable by the Compensation Committee based on the tenure and performance of each Named Executive Officer. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

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Evaluation

In evaluating Mr. Eugene W. Landy’s and Mr. Michael P. Landy’s eligibility for annual cash bonuses, the Committee used the bonus schedule included in their respective Amended Employment Agreements as a guide and, in considering discretionary cash bonuses for all Named Executive Officers, considered the factors detailed above under the heading “Bonuses.”

The Committee also reviewed the progress made by Mr. Michael P. Landy, President and Chief Executive Officer, as well as his contributions toward the progress that Monmouth has made that enabled us to reach the milestones discussed under “Bonuses” above. Mr. Landy is employed under an employment agreement with Monmouth. His base compensation under this contract was increased effective October 1, 2016 to $750,000 from $551,250 and will increase by 5% each year through fiscal 2021. The amended employment agreement has an initial term of five years and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated and contains provisions for continuation of salary payments through the expiration of the term of the agreement upon any termination of the Mr. Landy’s employment. Upon execution of the amended employment agreement in January 2016, Mr. Landy received a cash signing bonus of $400,000 in recognition of the substantial progress that Monmouth has made under his leadership. In considering the new employment agreement, the Committee took into account the transformative changes that Monmouth has experienced over the past several years, which include our total market capitalization growing four-fold since fiscal 2010, and our total assets tripling as well since that time, while our G&A expenses only doubled over this period.

Effective January 1, 2017, Monmouth and Ms. Allison Nagelberg entered into a new three-year employment agreement, under which Ms. Nagelberg receives an annual base salary of $358,313 for calendar year 2017, $376,228 for calendar year 2018, and $395,040 for calendar year 2019, plus bonuses and customary fringe benefits. Under the employment agreement, Ms. Nagelberg is also entitled to four weeks’ vacation, annually. Monmouth reimburses Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg will receive benefits up to 60% of her then-current salary. In the event of a merger, sale or change of voting control of Monmouth, excluding transactions between Monmouth and UMH, Ms. Nagelberg will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by Monmouth or Ms. Nagelberg for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

All Named Executive Officers were awarded their respective compensation based on their respective Employment Agreements and the many contributions that they have made towards our progress, as further detailed above, under the heading “Bonuses”. The Committee also considered the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other Named Executive Officers’ annual salaries, bonuses, and fringe benefits.

Clawback Policy

In October 2017, the Committee adopted a clawback policy that provides that in the event of a material restatement of our financial results, other than a restatement caused by a change in applicable accounting rules or interpretations, the Committee will review the performance-based compensation of our Named Executive Officers, as defined in our Proxy Statement from year to year, for the three years prior to such material restatement. If the Committee determines that the amount of any performance-based compensation actually paid or awarded to a Named Executive Officer (Awarded Compensation) would have been lower if it had been calculated based on such restated financial statements (Actual Compensation) and that such executive officer engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement, then the Committee may direct Monmouth to recoup the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation for the Named Executive Officers. The Committee has absolute discretion to administer and interpret this policy in Monmouth’s best interests.

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Ownership Guidelines

In order to encourage our directors and Named Executive Officers to retain investments in Monmouth and help further align their interests with the interests of our stockholders, the Committee has adopted stock ownership guidelines applicable to our directors, our Chief Executive Officer and our other Named Executive Officers, recommending that they hold the following amounts of our stock:

Position	Stock Ownership Guideline
Chief Executive Officer	6x base salary
Other NEOs	2x base salary
Director	3x annual cash fee
All NEOs	50% of net shares received upon exercise/vesting of equity awards (24 month holding period)

For purposes of determining compliance with these ownership guidelines (other than the holding period for vested equity compensation), the value of each director’s or officer’s stock holdings will be calculated based on the closing price of a share of our common stock on the last trading day of our fiscal year, which was $16.19 on September 29, 2017. Shares owned by a director or officer include: shares owned outright by the director or officer or by his or her immediate family members residing in the same household; shares held in trust or under a similar arrangement for the economic benefit of the director or officer; restricted or unrestricted stock issued as part of the director or officer’s compensation, whether or not vested; shares acquired upon option exercise that the director or executive officer continues to own; and shares held for the director or executive officer’s account in a 401(k) or other retirement plan.

Our Chief Executive Officer Stock Ownership Policy was adopted in September 2015. As of September 30, 2017, Mr. Michael P. Landy, our President and Chief Executive Officer, owned stock valued at more than 13x his base salary and which is also more than 2x our CEO stock ownership requirement. Our Director Stock Ownership policy was adopted effective September 12, 2017, and our other stock ownership policies were adopted effective October 1, 2017.

The aggregate stock ownership of Monmouth’s directors and officers represents approximately 4.6% of our outstanding common stock, which currently represents the third largest block of shareholders behind two institutional investors and helps align our management’s interests with our shareholders’ interests.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Stephen B. Wolgin (Chairman)
Brian H. Haimm
Matthew I. Hirsch

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Summary Compensation Table

The following Summary Compensation Table shows compensation that we paid or accrued for services rendered during the fiscal years ended September 30, 2017, 2016, and 2015 to the Named Executive Officers. There were no other executive officers whose aggregate compensation allocated to Monmouth for fiscal 2017 exceeded $100,000.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted and Unrestricted Stock Awards $ (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Eugene W. Landy	2017	$430,500	$66,558	$17,130	$104,650	$90,000	$13,929	(1)	$58,750	(2)	$781,517
Chairman of the Board	2016	425,375	65,769	545,600	48,100	210,000	16,601	(1)	49,500	(2)	1,360,945
	2015	403,750	24,808	59,320	60,315	-0-	19,075	(1)	47,000	(2)	614,268

Michael P. Landy	2017	$750,000	$105,000	$17,130	$-0-	$130,000	$-0-		$73,130	(3)	$1,075,260
President and Chief	2016	551,250	501,202	-0-	-0-	135,000	-0-		63,100	(3)	1,250,552
Executive Officer	2015	525,000	100,192	158,920	-0-	-0-	-0-		60,400	(3)	844,512

Kevin S. Miller	2017	$373,846	$81,000	$17,130	$58,000	$-0-	$-0-		$28,616	(6)	$558,592
Chief Financial and	2016	330,637	74,329	-0-	-0-	-0-	-0-		10,600	(7)	415,566
Accounting Officer	2015	239,663	73,885	99,600	-0-	-0-	-0-		10,400	(7)	423,548

Allison Nagelberg	2017	$354,375	$63,125	$-0-	$43,500	$-0-	$-0-		$10,600	(7)	$471,600
General Counsel	2016	337,188	62,500	-0-	-0-	-0-	-0-		10,600	(7)	410,288
	2015	312,656	60,601	49,800	-0-	-0-	-0-		10,400	(7)	433,457

Notes:

(1)	Accrual for pension and other benefits of $13,929, $16,601 and $19,075 for fiscal 2017, 2016 and 2015, respectively, in accordance with Mr. Landy’s employment agreement.
(2)	Represents annual cash directors’ fee of $42,750, $33,500 and $31,000 for fiscal 2017, 2016 and 2015, respectively, and directors’ meeting fees of $16,000, $16,000 and $16,000 for fiscal 2017, 2016 and 2015, respectively.
(3)	Represents annual cash directors’ fee of $42,750, $33,500 and $31,000 for fiscal 2017, 2016 and 2015, respectively, directors’ meeting fees of $16,000, $16,000 and $16,000 for fiscal 2017, 2016 and 2015, respectively, and fringe benefits and discretionary contributions by Monmouth to our 401(k) Plan allocated to an account of the Named Executive Officer and reimbursement of a disability policy.
(4)	The restricted stock values were established based on the number of shares granted as follows, for fiscal 2017: 9/12/17-$15.92, for fiscal 2016: 9/14/16-$13.64, and for fiscal 2015: 7/5/15 - $9.96 and 9/17/15 – $9.52. Unrestricted stock awarded in fiscal 2017 comprises one quarter of an annual cash directors’ fee paid to Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Miller in the form of 76 unrestricted shares of common stock valued at $15.92 per share.
(5)	The fair value of the stock option grant was based on the Black-Scholes valuation model. See table below for detail. The actual value of the options will depend upon Monmouth’s performance during the period of time the options are outstanding and the price of our common stock on the date of exercise.
(6)	Represents annual cash directors’ fee of $12,000, directors’ meeting fees of $4,000 and discretionary contributions by Monmouth to our 401(k) Plan allocated to an account of the Named Executive Officer and reimbursement of a disability policy.
(7)	Consists of fringe benefits and discretionary contributions by Monmouth to our 401(k) Plan allocated to an account of the Named Executive Officer and reimbursement of a disability policy.

Equity Compensation Plan Information

On March 13, 2017, upon recommendation of the Committee, the Board approved the Amended and Restated 2007 Incentive Award Plan (Incentive Award Plan), conditioned upon shareholder approval. At our Annual Meeting held on May 18, 2017, our common shareholders approved the Incentive Award Plan. The Plan constitutes an amendment and restatement of the Stock Option and Stock Award Plan (the 2007 Plan), extends the term of the Plan for an additional 10 years through March 12, 2027, adds 1,600,000 shares of common stock to the share reserve, expands the types of awards available for grant under the Plan and makes other improvements to the 2007 Plan.

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Options to purchase 280,000 shares were granted in fiscal 2017 and options to purchase 65,000 shares were exercised during fiscal 2017. In addition, during fiscal 2017, 11,000 shares of restricted common stock and 836 shares of unrestricted common stock were granted at a grant date fair value of $15.92 per share. As of September 30, 2017, the number of shares remaining for future grant under the Plan is 1,753,042.

The Committee, in its capacity as Plan Administrator shall determine, among other things: the recipients of awards; the type and number of awards participants will receive; the terms, conditions and forms of the awards; the times and conditions subject to which awards may be exercised or become vested, deliverable or exercisable, or as to which any restrictions may apply or lapse; and may amend or modify the terms and conditions of an award, except that repricing of options or Stock Appreciation Rights (SAR) is not permitted without shareholder approval.

No participant may receive awards during any calendar year covering more than 200,000 shares of common stock or more than $1,500,000 in cash. Regular annual awards granted to non-employee directors as compensation for services as non-employee directors during any fiscal year of the Company may not exceed $100,000 in value of the date of grant, and the grant date value of any special or one-time award upon election or appointment to the Board of Directors may not exceed $200,000.

Awards granted pursuant to the Plan generally may not vest until the first anniversary of the date the award was granted, provided, however, that up to 5% of the Common Shares available under the Plan may be awarded to any one or more Eligible Individuals without the minimum vesting period.

If an award made under the Plan is forfeited, expires or is converted into shares of another entity in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or the award is settled in cash, the shares associated with the forfeited, expired, converted or settled award will become available for additional awards under the Plan.

The term of any stock option or SAR generally may not be more than 10 years from the date of grant. The exercise price per common share under the Plan generally may not be below 100% of the fair market value of a common share at the date of grant.

Grants of Plan-Based Awards

All restricted stock awards granted during fiscal year 2017 vest 1/5th per year over a five year period and all dividends paid on unvested shares are reinvested in additional shares of restricted stock subject to the same vesting schedule. The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock and individual grants of stock options made under the Plan during the fiscal year ended September 30, 2017:

Name	Grant Date	Number of Shares of Restricted Stock (1)	Number of Shares of Unrestricted Stock (2)	Number of Shares Underlying Options (3)	Exercise Price of Option Award or Fair Value Per Share at Grant Date of Restricted Stock Award	Grant Date Fair Value
Eugene W. Landy	1/4/17	-0-	-0-	65,000	$15.04	$104,650 (4)
Eugene W. Landy	9/12/17	1,000	76	-0-	15.92	17,130
Michael P. Landy	9/12/17	1,000	76	-0-	15.92	17,130
Kevin S. Miller	9/12/17	1,000	76	-0-	15.92	17,130
Kevin S. Miller	12/9/2016	-0-	-0-	40,000	14.24	58,000 (5)
Allison Nagelberg	12/9/2016	-0-	-0-	30,000	14.24	43,500 (5)

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(1)	Represents restricted common stock which vests 1/5th every September 14th over the next five years, granted as compensation for service as a director. Fair value on the date of grant was $15.92 per share.
(2)	Comprises one quarter of an annual directors’ fee paid to Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Miller in the form of 76 unrestricted shares of common stock valued at $15.92 per share.
(3)	These options expire 8 years from grant date and are exercisable 1 year after grant date.
(4)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 18.69%; risk-free interest rate of 2.26%; dividend yield of 4.26%; expected life of options of 8 years; and -0- estimated forfeitures. The fair value per share granted was $1.61. The actual value of the options will depend upon Monmouth’s performance during the period of time the options are outstanding and the price of our common stock on the date of exercise.
(5)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 18.88%; risk-free interest rate of 2.26%; dividend yield of 4.49%; expected life of options of 8 years; and -0- estimated forfeitures. The fair value per share granted was $1.45. The actual value of the options will depend upon Monmouth’s performance during the period of time the options are outstanding and the price of our common stock on the date of exercise.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our Named Executive Officers, are described above under “Compensation Discussion and Analysis” and below under “Employment Agreements.”

Option Exercises and Stock Vested

The following table sets forth summary information concerning options exercised and vesting of stock awards for each of the Named Executive Officers during the fiscal year ended September 30, 2017:

Fiscal Year Ended September 30, 2017
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Eugene W. Landy	65,000	$585,650	14,696	$236,918	(2)
Michael P. Landy	-0-	-0-	6,647	103,846	(3)
Kevin S. Miller	-0-	-0-	7,209	109,632	(4)
Allison Nagelberg	-0-	-0-	3,193	50,217	(5)

(1)	Value realized based on the difference between the closing price of the shares on the NYSE as of the date of exercise less the exercise price of the stock option.
(2)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,115 shares vested on 7/5/17 at $15.20 per share; 4,730 shares vested on 9/6/17 at $16.01 per share, 76 shares vested on 9/12/17 at $15.92 per share and 8,775 shares vested on 9/14/17 at $16.30 per share.
(3)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 3,344 shares vested on 7/5/17 at $15.20 per share; 2,735 shares vested on 9/6/17 at $16.01 per share, 76 shares vested on 9/12/17 at $15.92 per share and 492 shares vested on 9/14/17 at $16.30 per share.
(4)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 7,133 shares vested on 7/5/17 at $15.20 per share and 76 shares vested on 9/12/17 at $15.92 per share.
(5)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,115 shares vested on 7/5/17 at $15.20 per share and 2,078 shares vested on 9/6/17 at $16.01 per share.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2017:

Fiscal Year Ended September 30, 2017
	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested	Market Value Of Shares that Have Not Vested (3)
Eugene W. Landy					38,618 (4)	$625,225
	-0-	65,000 (1)	$15.04	01/04/25
	65,000	-0-	10.37	01/05/24
	65,000	-0-	11.16	01/05/23
	65,000	-0-	8.94	01/03/22
	65,000	-0-	10.46	01/03/21
	65,000	-0-	9.33	01/03/20
	65,000	-0-	8.72	01/03/19

Michael P. Landy	-0-	-0-	$-0-	-	11,809 (5)	$191,188

Kevin S. Miller	-0-	40,000 (2)	$14.24	12/09/24	15,109 (6)	$244,615

Allison Nagelberg	-0-	30,000 (2)	$14.24	12/09/24	3,380 (7)	$54,722

(1)	These options will become exercisable on January 4, 2018.
(2)	These options will become exercisable on December 9, 2017.
(3)	Based on the closing price of our common stock on September 30, 2017 of $16.19. Restricted stock awards vest over 5 years.
(4)	3,380 shares vest 1/3rd on July 5th over the next 3 years; 670 shares vest 1/3rd on September 14th over the next 3 years; 33,568 shares vest 1/4 on September 14th over the next 4 years and 1,000 shares vest 1/5th on September 14th over the next 5 years.
(5)	10,139 shares vest 1/3 on July 5th over the next 3 years; and 670 shares vest 1/3rd on September 14th over the next 3 years and 1,000 shares vest 1/5th on September 14th over the next 5 years.
(6)	2,563 shares vest on July 5, 2018; 4,786 shares vest 1/2 on July 5th over the next 2 years; 6,760 shares vest 1/3rd on July 5th over the next 3 years and 1,000 shares vest 1/5th on September 14th over the next 5 years.
(7)	3,380 shares vest 1/3 on July 5th over the next 3 years.

Employment Agreements

Eugene W. Landy, our Chairman of the Board, executed an Employment Agreement on December 9, 1994, which was amended on June 26, 1997 (First Amendment), on November 5, 2003 (Second Amendment), on April 1, 2008 (Third Amendment), on July 1, 2010 (Fourth Amendment), on April 25, 2013 (Fifth Amendment), on December 20, 2013 (Sixth Amendment), on December 18, 2014 (Seventh Amendment) and on January 12, 2016 (Eighth Amendment) – collectively, the “Amended Employment Agreement”. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy’s base salary was $410,000 per year, effective January 1, 2015, and was increased pursuant to the Eighth Amendment to $430,500 per year, effective January 1, 2016. He is entitled to receive pension payments of $50,000 per year through 2020; in fiscal 2017, we accrued $13,929 in additional compensation expense related to the pension benefits. Mr. Eugene Landy’s incentive bonus schedule is detailed in the Fourth Amendment and is based on progress toward achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy will receive each year an option to purchase 65,000 Common Shares. Mr. Eugene Landy is entitled to five weeks paid vacation annually, and he is entitled to participate in our employee benefit plans.

The Amended Employment Agreement provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason in increments of $100,000 per year for five years. He is entitled to disability payments in the event of his disability (as defined in the Amended Employment Agreement) for a period of three years equal to his base salary. The Amended Employment Agreement provides for a death benefit of $500,000, payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment, following, or as a result of, certain types of transactions that lead to a significant increase in our market capitalization, the Amended Employment Agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 Common Shares, depending on the amount of the increase in our market capitalization, all of his outstanding options to purchase Common Shares will become immediately vested, and he will be entitled to continue to receive benefits under our health insurance and similar plans for one year. In the event of a change in control of Monmouth, Mr. Eugene Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of Monmouth is at least $10 per share of common stock. A change of control is defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of Monmouth’s assets. This change of control provision will not apply to any combination between Monmouth and UMH. Payment will be made simultaneously with the closing of the transaction, and only in the event that the transaction closes. The Amended Employment Agreement is terminable by our Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the Amended Employment Agreement as a termination of the agreement if our Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to Monmouth (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to Monmouth, monetarily or otherwise. Upon termination of the Amended Employment Agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the Amended Employment Agreement.

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Effective April 9, 2013, Michael P. Landy was appointed President and Chief Executive Officer. Prior to April 9, 2013, Mr. Michael Landy was the Chief Operating Officer. Effective October 1, 2013, Monmouth and Michael Landy entered into a three-year employment agreement, under which Mr. Michael Landy received an annual base salary of $500,000 for fiscal year 2014 with increases of 5% for each of fiscal years 2015 and 2016, plus bonuses and customary fringe benefits. On January 11, 2016, Monmouth entered into an amended and restated Employment Agreement (Employment Agreement) with Mr. Michael Landy, which became effective October 1, 2016. Upon signing the Employment Agreement, Mr. Michael Landy received a signing bonus of $400,000 in recognition of the substantial progress that Monmouth has made under his leadership. Effective October 1, 2016, Mr. Michael Landy receives an annual base salary of $750,000 for fiscal year 2017 with increases of 5% for each of fiscal years 2018, 2019, 2020 and 2021, plus targeted bonuses and customary fringe benefits. The Employment Agreement has an initial term of five years and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated. For fiscal years after 2021, Mr. Michael Landy’s base salary shall be set by the Compensation Committee of our Board of Directors but will be no less than his base salary for the preceding year. Mr. Michael Landy will receive annual cash bonuses based on our achievement of certain performance objectives as determined by the Compensation Committee: a) Growth in Market Cap of 10%, 15% or 20%, Mr. Michael Landy will receive $40,000, $60,000 or $80,000, respectively; b) Growth in AFFO per share of 5%, 10%, 15%, or 20%, Mr. Michael Landy will receive $50,000, $75,000, $100,000 or $150,000, respectively; and c) Growth in Dividend per Share of 5%, 10% or 15%, Mr. Michael Landy will receive $150,000, $200,000 or $250,000, respectively. Mr. Michael Landy will also be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. Mr. Michael Landy also receives four weeks’ vacation annually and he is entitled to customary fringe benefits including life insurance, health benefits and the right to participate in our 401(k) retirement plan. Monmouth reimburses Mr. Michael Landy for the cost of a disability insurance policy such that, in the event of Mr. Michael Landy’s disability for a period of more than 90 days, Mr. Michael Landy will receive benefits up to 60% of his then-current salary. Under the Employment Agreement, if Mr. Michael Landy’s employment is terminated for any reason, either voluntarily or involuntarily, including the death of Mr. Michael Landy or termination for cause, Mr. Michael Landy shall be entitled to the base salary plus base target bonuses due under the Employment Agreement for the remaining term of the Employment Agreement (as it has been renewed). The Employment Agreement also provides that, upon a change of control of Monmouth (as defined below), the Employment Agreement will automatically renew for five years from the date of the change in control and Mr. Michael Landy shall have the right to terminate the Employment Agreement and continue to receive the base salary plus base target bonuses and restricted stock awards he would have been entitled to receive during the remaining term of the Employment Agreement. In addition, provided that Mr. Michael Landy is actively employed by Monmouth as of the consummation of a change of control, Mr. Michael Landy shall be entitled to a transaction bonus consistent with the terms of any applicable transaction bonus plan that the Company may adopt. The term “Change of Control” under Mr. Michael Landy’s amended employment agreement means (i) a sale of substantially all of our assets, not in the ordinary course, to an unaffiliated third party, (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party, of outstanding shares of our capital stock representing a majority of the then outstanding voting stock, (iii) a majority of our Directors ceasing to be individuals who either were members of the Board immediately following our 2014 Annual Meeting of Shareholders, or whose election as a director was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation having the same effect as item (i), (ii) or (iii) above or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

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Effective January 1, 2016, Monmouth and Kevin S. Miller, entered into a new three-year employment agreement, under which Mr. Miller will receive an annual base salary of $360,000 for calendar year 2016 with increases of 5% for each of calendar years 2017 and 2018, plus bonuses and customary fringe benefits. Mr. Miller also receives four weeks’ vacation, annually. Monmouth reimburses Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control of Monmouth, excluding transactions between Monmouth and UMH, Mr. Miller will have the right to extend and renew the employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement. If there is a termination of employment by Monmouth or by Mr. Miller for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2014, Monmouth and Allison Nagelberg, General Counsel, entered into a three-year employment agreement, under which Ms. Nagelberg received an annual base salary of $275,625 for calendar year 2014, $325,000 for calendar year 2015, and $341,250 for calendar year 2016, plus bonuses and customary fringe benefits. Ms. Nagelberg also received four weeks’ vacation, annually. Monmouth reimbursed Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg would receive benefits up to 60% of her then-current salary. In the event of a merger, sale or change of voting control of Monmouth, excluding transactions between Monmouth and UMH, Ms. Nagelberg had the right to extend and renew this employment agreement so that the expiration date would be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg could terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there was a termination of employment by Monmouth or Ms. Nagelberg for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg would be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2017, Monmouth and Ms. Allison Nagelberg entered into a new three-year employment agreement, under which Ms. Nagelberg receives an annual base salary of $358,313 for calendar year 2017, $376,228 for calendar year 2018, and $395,040 for calendar year 2019, plus bonuses and customary fringe benefits. Under the employment agreement, Ms. Nagelberg receives the following benefits: Ms. Nagelberg receives four weeks’ vacation, annually. Monmouth reimburses Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg will receive benefits up to 60% of her then-current salary. In the event of a merger, sale or change of voting control of Monmouth, excluding transactions between Monmouth and UMH, Ms. Nagelberg will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by Monmouth or Ms. Nagelberg for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

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Potential Payments upon Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and the other Named Executive Officers listed below, our President and Chief Executive Officer and such other Named Executive Officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2017. Each of the employees named in the table below have restricted stock awards and/or stock option awards which are listed in the “Outstanding Equity Awards at Fiscal Year End” table previously disclosed. Restricted Stock Awards vest upon the termination of an employee due to death or disability. In addition, restricted stock awards vest on the date of an involuntary termination of employment with Monmouth or if the employee retires. If the termination of employment is for any other reason, including voluntary resignation, termination not for cause or good reason resignation, termination for cause, or termination not for cause or good reason (after a change in control), the restricted stock awards are forfeited. Regarding the stock option awards, if the termination is for any reason other than a termination for cause, the stock option awards may be exercised until three months after the termination of employment. If the termination is for cause, the stock option awards are forfeited.

	Voluntary Resignation on 9/30/17	Termination Not for Cause Or Good Reason Resignation on 9/30/17	Termination For Cause on 9/30/17	Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) on 9/30/17	Disability/ Death on 9/30/17
Eugene W. Landy	$529,097(3)	$529,097(3)	$508,279(2)	$3,029,097(4)	$1,820,597(5)
Michael P. Landy	4,305,853(6)	4,305,853(6)	4,305,853(6)	4,305,853(6)	4,305,853(6)
Kevin S. Miller	491,400(7)	491,400(7)	7,269(1)	491,400(7)	491,400(7)
Allison Nagelberg	860,846(8)	860,846(8)	6,891(1)	860,846(8)	860,846(8)

(1)	Consists of accrued vacation time, which would be payable in a lump sum payment.
(2)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years, and $8,279 of accrued vacation, which would be payable in a lump sum payment.
(3)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years, plus the $20,818 estimated cost of continuation of benefits for one year following termination and $8,279 of accrued vacation, which would be payable in a lump sum payment.
(4)	Mr. Eugene W. Landy shall receive a lump-sum payment of $2,500,000 in the event of a change in control, provided that the sale price of Monmouth is at least $10 per share of common stock. In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, which would be payable $100,000 per year for 5 years, continuation of benefits for one year following termination and accrued vacation.
(5)	In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable in a lump sum to Mr. Eugene W. Landy’s beneficiary.
(6)	Payments are calculated based on Mr. Michael P. Landy’s amended and restated employment agreement, which became effective October 1, 2016, which is the base salary due under the remaining term of the agreement.
(7)	Payments are calculated based on Mr. Kevin S. Miller’s employment agreement, which is the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination.
(8)	Payments are calculated based on Ms. Allison Nagelberg’s employment agreement which is the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination.

Compensation Risk

The Compensation Committee has assessed our compensation program for the purpose of viewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

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Director Compensation

Effective September 12, 2017, the annual cash directors’ fee increased from $41,000 to $48,000, plus an additional amount to be paid in our unrestricted common stock valued at $4,800 for a total annual directors’ fee of $52,800. This annual directors’ fee will be paid quarterly. In addition, on September 12, 2017, the Directors (with the exception of Gregory T. Otto, whose election to the Board was announced on September 12, 2017) received a one-time bonus of 1,000 shares of our restricted stock, which vests over five years. Effective with our 2018 fiscal year, Directors will receive an increase in their meeting attendance fee from $4,000 to $5,000 for each Board meeting attended in person, and they will continue to receive $500 for each telephonic Board meeting attended. Directors appointed to Board committees will continue to receive $1,200 for each committee meeting attended.

The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2017:

	Annual Board Cash	Meeting	Committee	Restricted Stock	Unrestricted Stock
Director	Retainer	Fees	Fees	Awards (8)	Awards (9)	Total Fees

Anna T. Chew (1)	$30,750	$12,000	$-0-	$-0-	$-0-	$42,750
Daniel D. Cronheim	42,750	16,000	-0-	15,920	1,210	75,880
Catherine B. Elflein (2)	42,750	16,000	4,800	15,920	1,210	80,680
Brian H. Haimm (2)(3)(4)	42,750	16,000	7,000	15,920	1,210	82,880
Neal Herstik	42,750	16,000	1,700	15,920	1,210	77,580
Matthew I. Hirsch (2)(3)(4)(5)	42,750	16,000	8,200	15,920	1,210	84,080
Samuel A. Landy	42,750	16,000	-0-	15,920	1,210	75,880
Gregory T. Otto (6)	-0-	4,000	-0-	-0-	-0-	4,000
Scott L. Robinson (2)	42,750	16,000	4,800	15,920	1,210	80,680
Stephen B. Wolgin (2)(3)(4)(5)(7)	42,750	16,000	8,200	15,920	1,210	84,080
Total	$372,750	$144,000	$34,700	$127,360	$9,680	$688,490

Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Kevin S. Miller are Named Executive Officers of the Company. As such, their director compensation is included in the Summary Compensation Table.

(1)	Effective June 20, 2017, Ms. Anna T. Chew retired from our Board of Directors.
(2)	The Audit Committee for 2017 consists of Mr. Haimm (Chairman), Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The Board has determined that Mr. Wolgin, Mr. Robinson, Mr. Haimm and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially literate” within the meaning of the listing requirements of the NYSE.
(3)	These directors acted as chairs of the Board’s Audit, Compensation and Nominating Committees.
(4)	Mr. Haimm, Mr. Hirsch and Mr. Wolgin (Chairman) are members of the Compensation Committee.
(5)	Mr. Hirsch (Chairman), and Mr. Wolgin are members of the Nominating Committee.
(6)	Effective September 12, 2017, Mr. Otto was elected to our Board as an independent director.
(7)	Mr. Wolgin is the Lead Independent Director whose role is to preside over the executive sessions of the non-management directors.
(8)	Represents a grant of 1,000 shares of restricted common stock issued on September 12, 2017 which vests 1/5th every September 14th over the next five years. Fair value on the date of grant was $15.92 per share.
(9)	Represents a grant of 76 shares of common stock issued on September 12, 2017. Fair value on the date of grant was $15.92 per share.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific employment agreement for Mr. Eugene W. Landy, as described above, Monmouth does not have pension or other post-employment plans in effect for officers, directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $582,903 as of September 30, 2017. Payments made during the 2017 fiscal year were $50,000. He is entitled to receive pension payments of $50,000 per year through 2020. Our employees may elect to participate in the 401(k) plan of UMH Properties, Inc.

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Other Information

Daniel D. Cronheim is a director of Monmouth and Executive Vice President of David Cronheim Company (Cronheim) and Cronheim Management Services, Inc. (CMSI). Daniel Cronheim received $75,880, $49,500 and $56,520 for director’s fees in fiscal 2017, 2016 and 2015, respectively. The Company paid fees to The David Cronheim Mortgage Corporation, an affiliated company of CMSI, of $-0-, $-0- and $196,000 in mortgage brokerage commissions in fiscal years 2017, 2016 and 2015, respectively.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, the Compensation Committee consisted of Messrs. Haimm, Hirsch and Wolgin (Chairman). No member of the Compensation Committee is a current or former officer or employee of Monmouth. In fiscal 2017, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of our executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in our Annual Report.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of our Common Shares for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by the National Association of Real Estate Investment Trusts (NAREIT), and the S&P 500 Index for the same period. The graph assumes a $100 investment in our Common Shares and in each of the indexes listed below on September 30, 2012 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not indicative of future stock performance.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of Monmouth’s directors or executive officers, except that Samuel A. Landy, a director of Monmouth, and Michael P. Landy, President, Chief Executive Officer, and a director of Monmouth, are the sons of Eugene W. Landy, the Chairman of the Board and a director of Monmouth.

Daniel D. Cronheim is a director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and Cronheim Management Services, Inc. (CMSI). Daniel Cronheim received $75,880, $49,500 and $56,520 for director’s fees in fiscal 2017, 2016 and 2015, respectively. The David Cronheim Mortgage Corporation, an affiliated company of CMSI, received $-0-, $-0- and $196,000 in mortgage brokerage commissions in fiscal 2017, 2016 and 2015, respectively, from the Company.

Five of the 12 directors of Monmouth are also directors and shareholders of UMH. Monmouth holds common and preferred stock of UMH in its securities portfolio. See Note 6 of the Notes to the Consolidated Financial Statements included in this Form 10-K for current holdings. During fiscal 2017, Monmouth made total purchases of 138,989 common shares of UMH for a total cost of $1,926,166, or a weighted average cost of $13.86 per share, of which 125,989 shares were purchased through UMH’s Dividend Reinvestment and Stock Purchase Plan. During fiscal 2017, UMH made total purchases of 102,103 common shares of Monmouth through our DRIP for a total cost of $1,437,355, or a weighted average cost of $14.08 per share.

Monmouth currently has fourteen full-time employees and one part-time employee. Our Chairman of the Board is also the Chairman of the Board of UMH. Other than our Chairman of the Board, Monmouth has not shared any employees with UMH since the beginning of fiscal 2016.

Effective January 12, 2015, we entered into a seven-year lease agreement to occupy 5,680 square feet for our corporate office space. Rent for our corporate office space is at an annual rate of $99,400 or $17.50 per square foot for years one through five and an annual rate of $100,820 or $17.75 per square foot for years six and seven. We are also responsible for our proportionate share of real estate taxes and common area maintenance. Mr. Eugene W. Landy, the Founder and Chairman of the Board of Monmouth, owns a 24% interest in the entity that is the landlord of the property where our corporate office space is located. Management believes that the aforesaid rent is no more than what we would pay for comparable space elsewhere.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with us without the prior approval of the Board of Directors. If any such transaction or arrangement is proposed, the Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement. This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. While we do not have specific written standards for approving such related party transactions, such transactions are only approved if it is in our best interest and our shareholders best interest. Additionally, our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel. Further, to identify related party transactions, we submit and require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the director, executive officer or their immediate family members have an interest.

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Financial Information

The following is a reconciliation of our U.S. GAAP Net Income to our FFO, Core FFO and AFFO for the fiscal years ended September 30th:

	2017	2016	2015	2014	2013
Net Income Attributable to Common Shareholders	$22,942,234	$20,531,888	$16,998,783	$11,238,262	$12,788,214
Plus: Depreciation Expense (including Discontinued Operations & excluding Corporate Office)	29,478,322	23,931,530	19,625,748	15,908,769	12,877,385
Plus: Amortization of Intangible Assets	1,071,719	1,178,744	1,370,654	1,347,936	1,543,298
Plus: Amortization of Capitalized Lease Costs	855,000	955,881	756,504	505,476	475,142
(Gain) Loss on Sale of Real Estate Investment	95,336	-0-	(5,021,242)	-0-	(345,794)
FFO Attributable to Common Shareholders	54,442,611	46,598,043	33,730,447	29,000,443	27,338,245
Plus: Acquisition Costs	178,526	730,441	1,546,088	481,880	514,699
Plus: Redemption of Preferred Stock	2,467,165	2,942,149	-0-	-0-	-0-
Core FFO Attributable to Common Shareholders	57,088,302	50,270,633	35,276,535	29,482,323	27,852,944
Plus: Stock Compensation Expense	624,706	926,465	448,895	347,002	329,148
Plus: Depreciation of Corporate Office Capitalized Costs	156,676	123,492	79,572	-0-	-0-
Plus: Amortization of Financing Costs	1,234,259	1,116,238	1,286,016	725,745	647,112
Plus: Non-recurring Other Expense (1)	-0-	500,000	-0-	-0-	-0-
Less: Lease Termination Income	-0-	-0-	(238,625)	(1,182,890)	(690,730)
Less: Gain on Sale of Securities Transactions, net	(2,311,714)	(4,398,599)	(805,513)	(2,166,766)	(7,133,252)
Less: Effect of non-cash U.S. GAAP Straight-line Rent Adjustment	(1,027,927)	(1,709,821)	(1,446,264)	(600,745)	(943,785)
Less: Recurring Capital Expenditures	(883,864)	(963,065)	(623,658)	(760,959)	(539,465)
AFFO Attributable to Common Shareholders	$54,880,438	$45,865,343	$33,976,958	$25,843,710	$19,521,972

(1)	Consists of one-time payroll expenditures.

The following is a reconciliation of the Company’s Net Income Attributable to Common Shareholders to the Company’s NOI for the fiscal years ended September 30, 2017, 2016 and 2015:

	2017	2016	2015
Net Income Attributable to Common Shareholders	$22,942,234	$20,531,888	$16,998,783
Plus: Redemption of Preferred Stock	2,467,165	2,942,149	-0-
Plus: Preferred Dividends	14,861,686	9,020,470	8,607,032
Plus: General and Administrative Expenses	7,809,546	7,936,124	6,305,928
Plus: Acquisition Costs	178,526	730,441	1,546,088
Plus: Depreciation	29,634,998	24,055,022	19,705,320
Plus: Amortization of Capitalized Lease Costs and Intangible Assets	1,824,751	2,032,658	2,067,408
Plus: Interest Expense, including Amortization of Financing Costs	25,754,121	22,953,049	19,844,166
Less: Dividend and Interest Income	(6,930,564)	(5,616,392)	(3,723,867)
Less: Gain on Sale of Securities Transactions, net	(2,311,714)	(4,398,599)	(805,513)
Less: Lease Termination Income	-0-	-0-	(238,625)
Less: Gain on Sale of Real Estate Investment	-0-	-0-	(5,021,242)
Net Operating Income – NOI	$96,230,749	$80,186,810	$65,285,478

The components of the Company’s NOI for the fiscal years ended September 30, 2017, 2016 and 2015 are calculated as follows:

	2017	2016	2015
Rental Revenue	$97,659,778	$81,592,429	$67,059,385
Reimbursement Revenue	15,886,204	13,323,681	10,716,112
Total Rental and Reimbursement Revenue	113,545,982	94,916,110	77,775,497
Real Estate Taxes	(12,427,311)	(10,455,401)	(8,362,135)
Operating Expense	(4,887,922)	(4,273,899)	(4,127,884)
NOI	$96,230,749	$80,186,810	$65,285,478

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that, during the fiscal year ended September 30, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met.

OTHER MATTERS

The Board of Directors knows of no matters other than those stated in this Proxy Statement which may properly be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2017 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and proxy statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at Monmouth Real Estate Investment Corporation, Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, NJ 07728, (b) telephone at (732) 577-9996 or (c) email at mreic@mreic.com. You can also contact your broker, bank or other nominee to make a similar request.

For directions to our offices at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, NJ please contact our Shareholder Relations Department by mail, telephone or email.

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YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2019 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at our principal executive offices by November 30, 2018. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2019 Annual Meeting, but not included in our proxy statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at our principal executive offices not earlier November 30, 2018 and not later than December 30, 2018. However, in the event that the 2019 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2018 Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy
Chairman of the Board and Director

Dated: March 30, 2018

Important: Shareholders can help us avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize a proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION 3499 ROUTE 9 NORTH, STE. 3-D FREEHOLD, NJ 07728

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E38018-P01247	KEEP THIS PORTION FOR YOUR RECORDS
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR ALL the Director Nominees listed below:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of nominee(s) on the line below

1.	Election of four Class III Directors, each to serve until the 2021 Annual Meeting of Shareholders and until his/her successor is duly elected and qualifies.	[ ]	[ ]	[ ]	______________________________________

Nominees:
01)	Catherine B. Elflein
02)	Eugene W. Landy
03)	Michael P. Landy
04)	Samuel A. Landy

The Board of Directors recommends you vote FOR Proposals 2 & 3:		For	Against	Abstain

2.	Ratification of the appointment of PKF O'Connor Davies, LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2018.	[ ]	[ ]	[ ]

3.	An advisory resolution for the executive compensation of the Company’s named executive officers for the fiscal year ended September 30, 2017 as more fully described in the proxy statement; and	[ ]	[ ]	[ ]

4.	To transact such other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Each proposal is a separate and independent Proposal and no Proposal is conditioned upon adoption or approval of any other Proposal.

NOTE: When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If this proxy is properly executed but no direction is given, the votes entitled to be cast by the undersigned will be cast (i) FOR the election of the four nominees listed above as Directors of the Company; (ii) FOR the ratification of the appointment of PKF O’Connor Davies, LLP as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2018; and (iii) FOR an advisory resolution to approve executive compensation. Proxies will be voted in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For address changes and /or comments, please check this box and write them on the back where indicated.	[ ]

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - -- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

E38019-P01247

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Annual Meeting of Shareholders

May 17, 2018 4:00 p.m. Eastern Time

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Shareholder of Monmouth Real Estate Investment Corporation, a Maryland Corporation (the “Company”), executing the reverse of this Proxy Card (the “Shareholder”), hereby appoints Eugene W. Landy, Michael P. Landy, and Kevin Miller, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the Annual Meeting of Shareholders (the “Meeting”) of the Company, to be held at the Company’s office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-D, Freehold, New Jersey, on Thursday, May 17, 2018, at 4:00 p.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Meeting and to otherwise represent the Shareholder at the Meeting with all powers possessed by the Shareholder if personally present at the Meeting.

The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Meeting.

Address Changes/Comments:_______________________________________________________________

______________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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